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                                                                    EXHIBIT 10.8

================================================================================

                         TRAVELCENTERS OF AMERICA, INC.

                           ------------------------

                             SUPPLEMENTAL AGREEMENT

                          Dated as of November 24, 1998

                                  amending the

Senior Secured Note Exchange Agreement dated as of March 21, 1997 (as amended)

                           ------------------------

               Re: 8.94% Series I Senior Secured Notes Due 2002

================================================================================

[Exhibits B-1, B-2 and D-1 through H set forth in Annex IV to the Supplemental Agreement have been conformed to the documents as executed and delivered. Annex V to the Supplemental Agreement contain photocopies of the legal opinions as delivered on the Effective Date. Also annexed to this document is a copy of the Amended Credit Agreement (without exhibits) referred to in section 1 of the Supplemental Agreement, as executed and delivered.]

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                                Table of Contents

                                                                            Page
                                                                            ----

Supplemental Agreement

Section 1.  Note Agreement and the Notes; Proposed Amendments................1

Section 2.  Representations and Warranties of the Company....................1

Section 3.  Representation of the Noteholder.................................3

Section 4.  Consent of the Amended Credit Agreement; Release of Certain
               Collateral....................................................4

Section 5.  Amendments of Note Agreement, Etc................................4

Section 6.  Effectiveness of this Supplemental Agreement.....................4

Section 7.  Notation of Notes................................................5

Section 8.  Expenses.........................................................6

Section 9.  Ratification.....................................................6

Section 10.  Counterparts....................................................6

Section 11.  Governing Law...................................................6

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                         TRAVELCENTERS OF AMERICA, INC.

                             SUPPLEMENTAL AGREEMENT

                                                       as of November 24, 1998

               Re: 8.94% Series I Senior Secured Notes Due 2002

TO THE SEVERAL NOTEHOLDERS WHOSE
   NAMES APPEAR IN THE ACCEPTANCE
   FORM AT THE END HEREOF

Ladies and Gentlemen:

            TRAVELCENTERS OF AMERICA, INC., a Delaware corporation (the "Company"), hereby agrees with you as follows:

            Section 1. Note Agreement and the Notes; Proposed Amendments. Pursuant to the Senior Secured Note Exchange Agreement dated as of March 21, 1997, as amended by the Amendment and Waiver Agreement dated as of March 1, 1998 (as so amended the "Note Agreement"), entered into by the Company with each of you, the Company issued and sold $35,500,000 aggregate principal amount of its 8.94% Series I Senior Secured Notes due 2002 (the "Fixed Rate Notes") and $50,000,000 aggregate principal amount of its Series II Senior Secured Notes due 2005 (the "Floating Rate Notes"). Unless the context otherwise requires, capitalized terms used herein without definition have the respective meanings ascribed thereto in the Note Agreement.

            Concurrently with the effectiveness of this Supplemental Agreement, the Credit Agreement is being amended and restated pursuant to a Credit Agreement dated as of March 21, 1997, as amended and restated as of November 24, 1998 (the "Amended Credit Agreement"), and the Company intends to prepay the Floating Rate Notes pursuant to Section 5.2 of the Note Agreement. In connection therewith the Company proposes to amend the Note Agreement as hereinafter set forth (the Note Agreement as so amended is sometimes called the "Amended Note Agreement").


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            Section 2. Representations and Warranties of the Company. The
Company represents and warrants to you as follows:

            A. Organization, Authorization, Etc. Each of the Company, TAFSI and the Guarantors is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute, deliver and perform its obligations under this Supplemental Agreement and the Amended Note Agreement.

      The execution and delivery of this Supplemental Agreement and the performance of this Supplemental Agreement and the Amended Note Agreement have been duly authorized by all necessary corporate and, if required, stockholder action on the part of the Company. This Supplemental Agreement and the Amended Note Agreement are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            B. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Supplemental Agreement and the Amended Note Agreement do not and will not (i) violate (A) any provision of any law, statute, rule or regulation, other than any law, statute, rule or regulation, the violation of which will not result in a Material Adverse Effect, or of the certificate of incorporation, certificate of formation, or other constitutive documents or by-laws of the Company, any Guarantor or TAFSI, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which the Company, the Guarantors or TAFSI is a party or by which any of them or any of their property (including the Mortgaged Property) or assets is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien (other than any Lien created under the Security Documents) upon or with respect to any property or assets now owned or hereafter acquired by the Company, any Guarantor or TAFSI.


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            C. Governmental Authorizations, Etc. No approval, authorization or consent of, or registration, filing or declaration with, any state, federal or local governmental body is required in connection with the execution, delivery or performance by the Company of this Supplemental Agreement, except such as have been made or obtained and are in full force and effect and other than filings, recordings and approvals (i) to record deeds and leases with respect to real properties, (ii) to record and/or perfect the Liens created by the Security Documents, (iii) to record a leasehold memorandum, if currently unrecorded, in respect of any leasehold interest to which a Leasehold Mortgage relates, and
(iv) that are not material to the Company, any Guarantor or TAFSI, individually or in the aggregate.

            D. No Default, etc. Except as set forth in a letter from the Company delivered to the Noteholder prior to the date hereof, no Event of Default or Default has occurred and is continuing, and neither the Company, any Guarantor nor TAFSI is in default (whether or not waived) in the performance or observance of any of the terms, covenants or conditions contained in any instrument evidencing any Indebtedness and there is no pending request by the Company, a Guarantor or TAFSI for any amendment or waiver in respect of any contemplated or possible default with respect to such Indebtedness and no event has occurred and is continuing which, with notice or lapse of time or both, would become such a default.

            E. No Undisclosed Fees. Except for prepayment of the Floating Rate Notes pursuant to Section 5.2 of the Note Agreement on the Effective Date referred to below and except for the fees described in Section 2.05 of the Amended Credit Agreement the Company has not, directly or indirectly, paid or caused to be paid any consideration (as supplemental or additional interest, a fee or otherwise) to any holder of Notes or any Lender in order to induce such holder to enter into this Supplemental Agreement or to induce such Lender to enter into the Amended Credit Agreement or to induce such holder or Lender to take any other action in connection with the transactions contemplated hereby, nor has the Company agreed to make any such payment.

            F. Delivery of Documents. The Company has provided to each Noteholder true and complete copies of all documents executed by or provided by the Company to the Collateral Agent and to the Lenders under the Credit Agreement.


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            G. Notes Not Held by Company, Etc. Neither the Company nor any
Subsidiary or Affiliate of the Company directly or indirectly owns any of the Notes.

            H. Other Representations and Warranties. The representations and warranties of the Company contained in Article IV of the Amended Credit Agreement are true and correct in all material respects on and as of the date of such Amended Credit Agreement. The schedules to the Amended Credit Agreement with respect to the representations and warranties of the Company set forth in
Article IV of the Amended Credit Agreement are set forth in Annex II hereto.

            Section 3. Representation of the Noteholder. You represent to the Company that you are the beneficial owner of Fixed Rate Notes in the aggregate unpaid principal amount set forth below your name in the acceptance form of this Supplemental Agreement.

            Section 4. Consent of the Amended Credit Agreement; Release of Certain Collateral.

            A. Pursuant to Section 7.12 of the Intercreditor Agreement, by acceptance of this Supplemental Agreement, you hereby consent to the modifications of the Credit Agreement as reflected in the Amended Credit Agreement.

            B. Pursuant to Section 13 of the Note Agreement and Section 7.12 of the Security Agreement, by acceptance of this Supplemental Agreement, you hereby consent to the release of certain real property previously included in the Collateral, as contemplated and reflected in the Amended Credit Agreement.

            Section 5. Amendments of the Note Agreement, Etc. The Note Agreement is amended pursuant to Section 13 thereof

            A. by changing Sections 1, 5 to 7, inclusive, 9, 10.1, 13(a) and
      16.6 to read in their entirety as respectively set forth in Annex I hereto,

            B. by changing Schedules 1.1(a), 5.2(b), 6.14, and 7.1-7.11(a), inclusive, thereto to read in their entirety as set forth in Annex III hereto, and

            C. by changing the Exhibits thereto to read in their entirety as set forth in Annex IV hereto.


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            Section 6. Effectiveness of this Supplemental Agreement. This
Supplemental Agreement will become effective on the date (the "Effective Date") on which all of the following conditions precedent shall have been satisfied:

            A. Proceedings. All proceedings taken by the Company in connection with the transactions contemplated hereby and all documents and papers incident thereto shall be satisfactory to you, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents and papers, all in form and substance satisfactory to you, as you or they may reasonably request in connection therewith.

            B. Execution of this Supplemental Agreement. Counterparts of this Supplemental Agreement shall have been executed and delivered by the Company and the holders of all of the outstanding Fixed Rate Notes.

            C. Representations and Warranties, Etc. The representations and warranties of the Company contained in Section 2 of this Supplemental Agreement shall be true in all material respects on and as of the Effective Date as though such representations and warranties had been made on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date or that there are changes to the factual information contained in such representations and warranties that do not reflect any violation of or failure to comply with any provision of the Amended Credit Agreement, and you shall have received a certificate of a senior financial officer of the Company, dated the Effective Date, to such effect and to the effect that the conditions in Subsections D and F of this Section 6 have been complied with by the Company.

            D. Floating Rate Notes. The Company shall have prepaid in full the Floating Rate Notes as described above.

            E. Credit Agreement Documents. The Amended Credit Agreement and the other Credit Agreement Documents, as amended and restated as of the Effective Date, and any other document executed in connection therewith, shall have been duly executed and delivered by the parties thereto in form and substance reasonably satisfactory to the Noteholder and shall be in full force and effect and the Noteholder shall have received an executed counterpart of each such document.


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            F. Restatement Closing Date under the Amended Credit Agreement. The transactions to be consummated under the Amended Credit Agreement for the Restatement Closing Date defined therein shall have been consummated, upon satisfaction of the conditions precedent thereto in Section 5.02 of the Amended Credit Agreement. The Noteholder shall have received true and complete copies of each certificate, opinion or other writing then or theretofore delivered to any party to the Amended Credit Agreement in respect of the satisfaction of such conditions precedent (without duplication as to conditions specifically set forth in this Section 6), and in the case of opinions of counsel or other experts not addressed to the Noteholder, an appropriate reliance letter addressed to the Noteholder.

            G. Opinion of Counsel. You shall have received an opinion, dated the Effective Date, addressed to you and otherwise satisfactory in scope and substance to you, from Paul, Weiss, Rifkind, Wharton & Garrison and Steven C. Lee, General Counsel of the Company, substantially in the form as set forth in Annex V to this Supplemental Agreement, and each local counsel listed on
Schedule 5.2(b) of the Amended Note Agreement, and covering such other matters incident to the transactions contemplated hereby as you may reasonably request.

            H. Payment of Fees. The Company shall have paid the fees and disbursements and other charges of your special counsel as contemplated by
Section 8 of this Supplemental Agreement.

            Section 7. Notation of Notes. Prior to any transfer of an outstanding Note by the holder thereof, such holder may either make a notation on such Note to reflect this Supplemental Agreement or surrender such Note for a new Note in accordance with Section 11 of the Amended Note Agreement. Any Note executed and delivered after the Effective Date shall either bear such a notation or the text of such Note shall be modified to make reference to this Supplemental Agreement.

            Section 8. Expenses. Without limiting the generality of Section 16.1 of the Amended Note Agreement, the Company agrees to pay the reasonable fees and disbursements and other charges of Willkie Farr & Gallagher, your special counsel, for their services rendered in connection with the transactions contemplated hereby and with respect to this Supplemental Agreement and any other document delivered pursuant to this


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Supplemental Agreement and reimburse you for your out-of-pocket expenses in connection with the foregoing.

            In furtherance of the foregoing, on the Effective Date the Company will pay or cause to be paid the reasonable fees and disbursements and other charges of Willkie Farr & Gallagher which are reflected in the statement of Willkie Farr & Gallagher delivered to the Company prior to the Effective Date. The Company will also pay promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and other charges of Willkie Farr & Gallagher in connection with the transactions contemplated hereby (including disbursements and other charges unposted as of the Effective Date).

            Section 9. Ratification. Except as amended hereby, the Note Agreement is in all respects ratified and confirmed and the provisions thereof shall remain in full force and effect.

            Section 10. Counterparts. This Supplemental Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 11. Governing Law. This Supplemental Agreement shall be governed by and construed in accordance with New York law.


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            If you are in agreement with the foregoing, please sign the form of acceptance in the space below provided, whereupon this Supplemental Agreement shall become a binding agreement between you and the Company, subject to becoming effective as hereinabove provided.

                                    TRAVELCENTERS OF AMERICA, INC.

                                    /s/ James W. George
                                    ------------------------------
                                    By:   JAMES W. GEORGE
                                          Senior Vice President and
                                          Chief Financial Officer

ACCEPTED AND AGREED:


THE TRAVELERS INDEMNITY COMPANY

     /s/ Robert M. Mills
By:  ROBERT M. MILLS
     Investment Officer

Principal Amount of Notes Held:     $12,000,000


THE TRAVELERS INSURANCE COMPANY

     /s/ Robert M. Mills
By:  ROBERT M. MILLS
     Investment Officer

Principal Amount of Notes Held:     $10,000,000


THE TRAVELERS LIFE AND ANNUITY COMPANY

     /s/ Robert M. Mills
By:  ROBERT M. MILLS
     Investment Officer

Principal Amount of Notes Held:     $5,000,000


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OHIO NATIONAL LIFE ASSURANCE CORPORATION

     /s/ Michael A. Boedeker
By:  MICHAEL A. BOEDEKER
     Vice President, Fixed Income Securities

Principal Amount of Notes Held:     $5,000,000

THE OHIO NATIONAL LIFE INSURANCE COMPANY

     /s/ Michael A. Boedeker
By:  MICHAEL A. BOEDEKER
     Vice President, Fixed Income Securities

Principal Amount of Notes Held:     $3,500,000


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                                                                         ANNEX I
                                                     (to Supplemental Agreement)

                      [Amended Sections 1, 5-7, inclusive,
                            9, 10.1, 13(a) and 16.6]

                                    * * * * *

1.          THE ORIGINAL NOTES AND THE RECAPITALIZATION; THE NOTES; ADDITIONAL
            TRANSACTIONS

            Capitalized terms used in this Agreement shall have the meanings assigned thereto in Section 9.

1.1.        The Original Notes.

            National Auto/Truckstops, Inc., a Delaware corporation ("National"), is a wholly-owned Subsidiary of the Company. In order to provide the financing for the acquisition of a truckstop network (the "National Network"), National issued $65,000,000 aggregate principal amount of its 8.76% Senior Secured Notes due 2002 (the "National Notes"). In order to provide the financing for the acquisition of another truckstop network (the "TA Network" and, together with the National Network, the "Network"), TA Operating Corporation, a Delaware corporation ("TA"), which is a wholly-owned Subsidiary of the Company, issued $25,000,000 aggregate principal amount of its Senior Secured Notes due 2002 (the "TA Notes" and, together with the National Notes, the "Original Notes").

1.2.        The RECAPITALIZATION.

            In March 1997 the Company was recapitalized and restructured pursuant to a series of transactions in which, inter alia, (a) TA became a direct wholly-owned Subsidiary of the Company, (b) TA Franchise Systems Inc., a Delaware corporation ("TAFSI"), became a direct wholly-owned Subsidiary of the Company, (c) National and TA repaid certain outstanding Indebtedness, and (d) the obligations of National in respect of the National Notes and TA in respect of the TA Notes were discharged. The transactions described in the preceding sentence are sometimes collectively referred to as the "Recapitalization".

            In order to finance the Recapitalization (i) the Company issued $125,000,000 aggregate principal amount of its Senior Subordinated Notes due 2007 (the "Subordinated Notes"),


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(ii) $4,500,000 unpaid principal amount of TA Notes were redeemed, (iii) the
Company issued the Notes and the Floating Rate Notes in exchange for all unredeemed Original Notes pursuant to the several Senior Secured Note Exchange Agreements dated as of March 21, 1997 (the "Original Exchange Agreements") between the Company and the institutional investors named in Schedule I thereto,
(iv) the Company entered into the Original Credit Agreement and borrowed $80,000,000 under the Existing Term Loan Facility thereunder, and (v) the Company made capital contributions or advances to National and TA in amounts sufficient to enable National and TA to discharge their respective existing Indebtedness and to pay accrued interest on the Original Notes, transaction costs and other related expenses.

1.3.        The Notes.

            As part of the Recapitalization, the Company has duly authorized an issue of its 8.94% Series I Senior Secured Notes due 2002 in an aggregate principal amount of $35,500,000 (the "Notes"), each such note to mature, bear interest and otherwise be substantially in the form of Exhibit A hereto. As used herein, the term "Notes" shall include all notes originally issued pursuant to this Agreement and the other agreements referred to in Section 4.27 and all notes delivered in substitution or exchange for any of said notes and, where applicable, shall include the singular number as well as the plural.

1.4.        Additional Transactions.

            Concurrently with the effectiveness of the Supplemental Agreement, the Original Credit Agreement is being amended and restated in order to (a) increase the commitments under the Term Loans by an aggregate amount of $150,000,000 (the "Additional Term Loans"), (b) permit the Company to acquire Burns' Travel Stops Division, (c) prepay the Floating Rate Notes pursuant to
Section 5.2 of the Original Exchange Agreements, (d) permit the Company under certain conditions to effect the Additional Permitted Acquisition, (e) release certain real property previously included in the Collateral and (f) effect other amendments to the Original Credit Agreement. The transactions described in the foregoing clauses (a) and (b), together with the amendment and restatement of the Original Credit Agreement and the amendment to this Agreement pursuant to the Supplemental


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Agreement, are referred to herein collectively as the "Additional Transactions".

            The proceeds of the Additional Term Loans to be made by the Lenders are being used on and after the Restatement Closing Date solely to (i) fund the cash purchase price of approximately $55,000,000 to be paid in connection with the Burns Acquisition, (ii) prepay the Floating Rate Notes, (iii) fund up to $30,000,000 of the cash purchase price to be paid in connection with the Additional Permitted Acquisition, (iv) fund anticipated capital expenditures of the Company and its Subsidiaries and (v) pay the fees and expenses incurred in connection with the Additional Transactions.

1.5.        Security for the Notes.

            Effective as of the Restatement Closing Date, the Notes will be unconditionally guaranteed by National, TA and TA Travel (individually, a "Guarantor" and collectively with each other Person that is or becomes a party to the Guarantee Agreement as a guarantor, and the permitted successors and assigns of each such Person, the "Guarantors"), pursuant to an amended and restated guarantee agreement, substantially in the form of Exhibit B-1 hereto, between the Guarantors (other than TA Travel)and the Collateral Agent and a guarantee agreement, substantially in the form of Exhibit B-2 hereto, between TA Travel and the Collateral Agent (collectively, the "Guarantee Agreement"). Effective as of the Restatement Date, the Notes will be secured, equally and ratably with the Term Facility and the Revolving Credit Facility (including the Swingline Loans and the Letters of Credit) respectively provided pursuant to the Credit Agreement, by the Security Documents, including, inter alia, (a) mortgages, leasehold mortgages, deeds of trust and assignments of leases and rents, substantially in the form of Exhibit C-1 hereto, from National or TA to the Collateral Agent covering the Mortgaged Properties (collectively the "Original Mortgages"), as respectively amended by any applicable Mortgage Amendment (as so amended, the "Mortgages"), (b) the Airplane Mortgage, substantially in the form of Exhibit C-2 hereto (b) an amended and restated security agreement, substantially in the form of Exhibit D-1 hereto, between the Company, the Guarantors (other than TA Travel) and TAFSI and the Collateral Agent and a security agreement, substantially in the form of Exhibit D-2 hereto, between the Company, TA Travel and the Collateral Agent (collectively, the "Security Agreement"), (c) an amended and


                                      A-3
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restated pledge agreement, substantially in the form of Exhibit E hereto, between the Company, the Guarantors and TAFSI and the Collateral Agent (the "Pledge Agreement"), (d) an amended and restated collateral assignment, substantially in the form of Exhibit F hereto, from the Company, the Guarantors and TAFSI to the Collateral Agent providing for the assignment to the Collateral Agent of the Environmental Agreements, the Ancillary Agreements, the Franchise Agreements, the Rate Protection Agreements and certain other agreements specified in such Collateral Assignment (the "Collateral Assignment"), (e) one or more amended and restated lockbox agreements between the Company, the Guarantors and TAFSI and the Collateral Agent (and a sub-agent as appropriate), in the form provided for in the Security Agreement (collectively the "Lockbox Agreements"), (f) an amended and restated trademark security agreement, substantially in the form of Exhibit G hereto, between the Company, the Guarantors and TAFSI and the Collateral Agent (the "Trademark Security Agreement") and (g) an amended and restated Collateral Account Agreement. Effective as of the Restatement Closing Date, the respective rights of the holders of the Notes and the Lenders party to the Credit Agreement with respect to the Collateral and other matters shall be governed by an amended and restated master collateral and intercreditor agreement, substantially in the form of Exhibit H hereto, among the Noteholders, such Lenders and the Collateral Agent (the "Intercreditor Agreement").

                                    * * * * *

5.          PREPAYMENT OF NOTES.

            In addition to the payment of the entire unpaid principal amount of the Notes at the final maturity date thereof, the Company will make required, and may make optional, prepayments of the Notes as hereinafter provided.

5.1.        Required Prepayment.

            On June 30, 2001, December 31, 2001 and June 30, 2002 the Company will prepay $8,875,000 aggregate principal amount of the Notes (or, if less, the unpaid balance thereof), at the principal amount to be prepaid, together with accrued interest on such principal amount to the date of such prepayment, without premium, whether or not any optional prepayment has been or is being made pursuant to Section 5.2; provided that upon any partial prepayment of the Notes pursuant to Section 5.3 or 5.4,


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the principal amount of each required prepayment of the Notes becoming due under this Section 5.1 on and after the date of such partial prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such partial prepayment.

5.2.        Optional Prepayments.

            The Company, upon not less than 10 or more than 30 days' prior written notice of the date and amount of optional prepayment to the holders of the Notes, may prepay at any time all or from time to time any part (in an integral multiple of $1,000,000) of the Notes, upon payment of the principal amount so to be prepaid, together with accrued interest on such principal amount to the date of such prepayment and the Make-Whole Premium.

5.3.        Prepayments in Connection with Available Proceeds.

            (a) If at any time the Company shall have Available Proceeds (as hereinafter defined), the Company will, promptly and in any event within five days after such Available Proceeds are identified as such, give written notice thereof to the holders of the Notes, which notice shall contain an irrevocable offer by the Company to apply to the prepayment of the Notes (pro rata according to the respective unpaid principal amounts of Notes held by each such holder) an amount (rounded to the nearest $1,000) equal to such Available Proceeds, such prepayment to be made on a date (the "Available Proceeds Prepayment Date") specified in such notice (which date shall be not less than 10 days and not more than 30 days after the date of such notice), in each case at the principal amount so to be prepaid, together with accrued interest on such principal amount to the Available Proceeds Prepayment Date but without premium. Each holder of a Note may reject such offer (in whole but not in part with respect to any Note) and shall be deemed to have rejected such offer unless such holder shall have accepted such offer by notice delivered to the Company in writing or by telecopy (or by telephone promptly confirmed in writing or by telecopy) at least three Business Days prior to the Available Proceeds Prepayment Date. If any such holder shall have rejected (or be deemed to have rejected) such prepayment offer, such holder shall not be deemed to have waived its rights under this
Section 5.3 with respect to any later prepayment offer. A holder of more than one Note may exercise its option under this Section in respect of all or any one of its Notes. If any holder of Notes rejects or is deemed to have rejected such prepayment offer, then on the Available Proceeds Prepayment Date the share of such Available Proceeds attributable to such Notes shall be applied to the prepayment of obligations outstanding under the Credit Agreement in accordance with paragraphs (e) and (f) of Section 2.13 thereof (or the analogous provisions, if any, in respect of Refinancing Indebtedness).

            (b) The Company shall, not less than two Business Days prior to the Available Proceeds Prepayment Date, deliver to each holder of Notes a notice specifying (i) the aggregate principal amount of all Notes to be prepaid by the Company on the Available Proceeds Prepayment Date, and (ii) the principal amount of Notes held by such holder to be prepaid on the Available Proceeds Prepayment Date.

            (c) [Intentionally Omitted].

            (d) In the case of any Prepayment Event or other event giving rise to Available Proceeds, in respect of which the Company is required to prepay Loans, Swingline Loans and Letters of Credit pursuant to Section 2.13 of the Credit Agreement (or the analogous provisions in respect of Credit Agreement Refinancing Indebtedness) prior to the Available Proceeds Prepayment Date, the Company will, concurrently with such prepayment pursuant to the Credit Agreement (or in respect of Credit Agreement Refinancing Indebtedness), make effective provision whereby the Available Proceeds are placed in escrow with the Collateral Agent until the Available Proceeds Prepayment Date whereupon such amounts shall be applied to prepayments under this Section 5.3 (or the analogous provisions in respect of Refinancing Indebtedness).

            (e) "Available Proceeds" means, at any date of determination,

            (i) in the case of Net Cash Proceeds resulting from a Prepayment Event, an amount equal to the Pro Rata Share of the holders of the Notes in respect of such Net Cash Proceeds, and

            (ii) in the case of any fiscal year of the Company, commencing with the fiscal year ending on December 31, 1999, for which Excess Cash Flow exists, 50% of Excess Cash Flow for such fiscal year less the portion, if any, of such percentage applied (or required concurrently to be applied)


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      pursuant to Section 2.13(c) of the Credit Agreement (or the analogous provisions in respect of Credit Agreement Refinancing Indebtedness) to the prepayment of obligations under the Credit Agreement (or in respect of Credit Agreement Refinancing Indebtedness).

            The Company will furnish to the holders of the Notes, concurrently with the financial statements and other information furnished pursuant to Sections 6.4(a) and (b), a certificate of a Financial Officer of the Company containing computations in reasonable detail showing whether any Available Proceeds existed during the fiscal period covered by such financial statements and the source of such Available Proceeds.

5.4.        Prepayment in Connection with a Change in Control.

            Promptly and in any event within five Business Days after the occurrence of a Change in Control, the Company will give written notice thereof to the holders of the Notes, which notice shall (a) describe the Change in Control in reasonable detail and specify the Change in Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof, (b) contain an irrevocable offer by the Company to prepay all Notes at the prices specified below on the date therein specified (the "Change in Control Prepayment Date"), which shall be not less than 20 nor more than 45 days after the date of such notice, and (c) state that such offer is conditioned upon acceptance thereof by the Required Holders. Each holder of a Note shall notify the Company of such holder's acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company at least 10 days prior to the Change in Control Prepayment Date (the "Response Date"). If the Required Holders accept such offer, the Company shall, no later than two days after the Response Date, send written notice of such acceptance to each holder of a Note which had rejected such offer, which notice shall advise each such holder that it may, by notice to the Company no later than five days prior to the Change in Control Prepayment Date, rescind its prior rejection and accept such offer. The failure by the holder of a Note to respond to such offer in writing on or before the Response Date shall be deemed to be a rejection of such offer by such holder in respect of such Change in Control. The Company shall (but only if the Required Holders shall have accepted such offer as provided above) prepay on the Change in Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted, at the unpaid principal amount of each such Note, together with accrued interest thereon to the Change in Control Prepayment Date and the Make-Whole Premium with respect to such Note. If the Required Holders fail to accept such offer, such offer shall be deemed to be rejected (and any acceptances thereof shall be ineffective) and the Company shall give written notice thereof to the holders of all Notes no more than five days after the Response Date. If any holder shall reject such prepayment offer and, if applicable, not exercise its right to rescind such rejection, such holder shall be deemed to have waived its rights under this Section 5.4 to require prepayment of all Notes held by such holder in respect of such Change in Control but not in respect of any subsequent Change in Control. A holder of more than one Note may exercise its option under this Section 5.4 in respect of all or any one of such Notes.

5.5.        Obligation to Prepay after Notice; Make-Whole Computation.

            The principal amount of the Notes designated for prepayment in any notice of optional prepayment given pursuant to Section 5.2 shall become due and payable on the date fixed for prepayment, together with accrued interest on such principal amount to the date of such prepayment and the amount of any Make-Whole Premium. Two Business Days prior to the date fixed for any prepayment under this Agreement that includes a Make-Whole Premium, the Company will furnish to each holder of a Note being so prepaid a certificate signed by a Financial Officer of the Company setting forth in reasonable detail the computation and the methodology and assumptions made in connection therewith and attaching a copy of the source of the market data by which the Treasury Yield was determined in connection with such computation.

5.6.        Application of Prepayments.

            Each prepayment of less than all outstanding Notes pursuant to
Section 5.1 or 5.2 shall be applied by the Company pro rata, as nearly as may be, to all outstanding Notes according to the respective unpaid principal amounts thereof.

5.7.        Note Purchase Prohibition.

            The Company will not, and will not permit any of its Affiliates to, directly or indirectly acquire any Note, by purchase or otherwise, except (a) by way of payment or prepayment thereof by the Company in accordance with the provisions of the Notes and of this Agreement or (b) pursuant to an offer to purchase made by any such Affiliate and which complies with the following conditions:

            (i) such offer shall require such Affiliate to purchase Notes on the same terms and conditions, pro rata among all Notes tendered; and

            (ii) such purchase shall not be made, directly or indirectly, in connection with and in anticipation of or in consideration of any waiver or amendment of any provision of this Agreement or any Transaction Document.

            Promptly and in any event within five Business Days after each such purchase of Notes, the Company will furnish each holder of the Notes with a certificate of a Financial Officer describing such purchase (including the aggregate principal amount of Notes so purchased and the purchase price therefor) and certifying that such purchase was made in compliance with the requirements of this Section.

6.          AFFIRMATIVE COVENANTS.

            The Company covenants and agrees that, so long as any of the Notes shall remain outstanding, the Company will and will cause each of its Subsidiaries to:

6.1.        Existence; Businesses and Properties; Keep Books.

            (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

            (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is currently conducted and operated; comply in all material respects with all material applicable laws, rules, regulations and statutes (including any zoning, building, Environmental and Safety Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

            (c) Maintain all financial records in accordance with GAAP.

6.2.        Insurance.

            (a) Keep (and/or cause the related Network Operator, if any, to keep) the Company's properties (including Improvements and Personal Property (each as defined in the Mortgages)) insured at all times by financially sound and reputable insurers against loss by fire, casualty and such other hazards as may be afforded by an "all risk" policy or a fire policy covering "special" causes of loss, including building ordinance law endorsements; cause all such policies to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance reasonably satisfactory to the Required Holders and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, the insurance carrier shall pay all proceeds otherwise payable to the Company, the applicable Guarantor or the applicable Network Operator under such policies directly to the Collateral Agent unless (i) the amounts so payable shall not exceed $50,000 and (ii) the insurance carrier shall not have received written notice from any holder of a Note or the Collateral Agent that an Event of Default has occurred and, if received, such notice shall not have been withdrawn (with the Required Holders agreeing to withdraw such notice if the related Event of Default shall have been cured and no other Event of Default shall then exist); cause all such policies to provide that neither the Company, the Guarantors, any holder of a Note, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement", without any deduction for depreciation, and such other provisions as the Required Holders or the Collateral Agent may reasonably require from time to time to protect their or its interest; deliver (and/or cause the related Network Operator, if any, to deliver) original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days' prior written notice thereof by insurer to the Collateral Agent or
(ii) for any other reason upon not less than 30 days' prior written notice thereof by insurer to the holders of the Notes and the Collateral Agent; deliver to the holders of the Notes and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor; and cause each all risk policy maintained by the Company or any Guarantor to be endorsed to provide for a waiver by the related insurer of all its rights to recovery against any Network Operator for damage covered by such policy.

            (b) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency, obtain (and/or cause the related Network Operator, if any, to obtain) flood insurance in such total amount as the Collateral Agent or the Required Holders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in said Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a "Zone 1" area, obtain (and/or cause the related Network Operator, if any, to obtain) earthquake insurance in such total amount as the Collateral Agent or the Required Holders may from time to time require.

            (c) With respect to any Mortgaged Property, carry and maintain (and/or cause the related Network Operator, if any, to maintain) comprehensive general liability insurance including the "broad form CGL endorsement" and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $5,000,000, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

            (d) Notify (and/or cause the related Network Operator, if any, to notify) the holders of the Notes and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.2 is taken out by the Company, any Guarantor or any Network Operator; and promptly deliver to the Collateral Agent a duplicate original copy of such policy or policies.

            (e) Use its reasonable efforts to cause the Phase II Consultant (as defined in the Environmental Agreements) to maintain, and name the Company as an additional insured wherever permissible under the contracts of insurance, coverage at levels at least as high as set forth in Schedule 6.2(e).

            (f) In connection with the covenants set forth in this Section 6.2, it is understood and agreed as follows:

            (i) Neither the Noteholder nor the holders from time to time of the Notes, nor their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.2, it being understood that (A) the Company shall look, and shall cause each Guarantor to look, solely to its insurance company or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance company shall have no rights of subrogation against the Noteholder or any such holder or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as requested above, then the Company hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Noteholder, the holders from time to time of the Notes and their agents and employees.

            (ii) The designation of any form, type or amount of insurance coverage by the Noteholder, any holder of a Note or the Collateral Agent under this Section 6.2, shall in no event be deemed a representation, warranty or advice by the Noteholder, such holder or the Collateral Agent that such insurance is adequate for the purposes of the Company's and each Guarantor's business or the protection of the Company's and each Guarantor's properties and the Required Holders and the Collateral Agent shall have the right from time to time to require the Company to keep (and/or cause any Guarantor or the related Network Operator, if any, to keep) other insurance in such form and amount as the Required Holders or the Collateral Agent may reasonably request, provided that such insurance shall be obtainable on commercially reasonable terms.

6.3.        Obligations and Taxes.

            Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company, a Guarantor or TAFSI, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

6.4.        Financial Statements, Reports, Etc.

            Furnish to each holder of a Note (in duplicate):

(a) as soon as available, and in no event later than 105 days (or 90 days during any time that the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended) after the end of each fiscal year, the consolidated and consolidating balance sheets and related statements of income and cash flow, showing the consolidated financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal year and the results of their operations during such year, all audited by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

            (b) as soon as available, and in no event later than 60 days (or 45 days during any time that the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended) after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated and consolidating balance sheets and related statements of income and changes in financial position, showing the consolidated financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Company as fairly presenting the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes required by GAAP;

            (c) concurrently with any delivery of financial statements under subsection (a) or (b) above, a certificate of the accounting firm or a Financial Officer of the Company opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred during the period covered by such financial statements or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail demonstrating compliance with the covenants contained in Sections 7.13, 7.14, 7.15, 7.16 and 7.17;

            (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or made generally available to its other security holders, or distributed to its shareholders, as the case may be;

            (e) a copy of all solicitations or requests for any proposed waiver or amendment of any of the provisions of the Credit Agreement Documents or Subordinated Note Documents (but only if the consent or approval of holders of the Notes is required in connection therewith);

            (f) promptly following the preparation thereof, copies of each management letter prepared by the Company's, any Guarantor's or TAFSI's auditors (together with any response thereto prepared by the Company, such Guarantor or TAFSI);

            (g) as soon as available, and in any event no later than 105 days after the end of each fiscal year of the Company, historical summary data for the immediately preceding year and forecasted financial projections and summary data through the end of the then-current fiscal year, in substantially the same form and format as set forth in Section 11 of the 1998 Confidential Information Memorandum (including a specification of the underlying assumptions and a management discussion of historical results), all certified by a Financial Officer of the Company to be a fair summary of its results and its good faith estimate of the forecasted financial projections and results of operations for the period through the then-current fiscal year;

            (h) upon the earlier of (i) 105 days after the end of each fiscal year of the Company and (ii) the date on which the financial statements with respect to such period are delivered pursuant to subsection (a) above, a certificate of a Financial Officer of the Company setting forth, in reasonable detail, the amount of Excess Cash Flow, if any, for such period;

            (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company, any Guarantor or TAFSI, or compliance with the terms of any Financing Document, as such holder may reasonably request;

            (j) promptly, a copy of any amendment or waiver of any provisions of any agreement referred to in Section 7.10, any amendment or waiver of any provision of the Credit Agreement Documents not requiring the consent or approval of holders of the Notes;

            (k) promptly, a copy of any notice of a default received by the Company, any Guarantor or TAFSI under any other Financing Document;

            (l) promptly, a copy of any notice of default received by the Company, any Guarantor or TAFSI (i) from the Agent or any

Lender under the Credit Agreement or (ii) under the Subordinated Note Indenture; and

            (m) a copy of all notices (other than regarding any scheduled or mandatory repayments), certificates, financial statements and reports, as and when delivered by or on behalf of the Company, any Guarantor or TAFSI (i) to the Agent or any Lender under the Credit Agreement or (ii) under the Subordinated
Note Indenture (except to the extent any such notice, certificate, financial statement or report is otherwise required to be delivered pursuant to this Agreement).

6.5.        Litigation and Other Notices.

            Furnish to each holder of a Note prompt written notice of the occurrence of the following:

            (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

            (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

            (c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

6.6.        ERISA.

            (a) Comply in all material respects with the applicable provisions of ERISA.

            (b) Furnish to each holder of a Note (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Company or any Guarantor or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred, as to which the Company, any Guarantor, TAFSI or any ERISA Affiliate was or is required to file a report with the PBGC, that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Company, any Guarantor, TAFSI or any ERISA Affiliate to the PBGC in an aggregate amount exceeding $2,000,000, a statement of a Financial Officer of the Company setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Company, any Guarantor, TAFSI or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Company, such Guarantor or TAFSI, as applicable, setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Company, any Guarantor, TAFSI or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

6.7.        Access to Properties and Inspections.

            Permit any representatives designated by the Noteholder or any other institutional holder of a Note to visit and inspect the financial records and the properties of the Company, any Guarantor and TAFSI at reasonable times and upon reasonable notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by any such holder to discuss the affairs, finances and condition of the Company, the Guarantors and TAFSI or any properties of Company with, and to be advised as to the same by, their officers, employees, environmental consultants and other experts and independent accountants (and by this provision the Company, the Guarantors and TAFSI authorize such consultants and accountants to discuss such affairs, finances and accounts, whether or not a representative of the Company, any Guarantor or TAFSI is present), all at such reasonable times and to such reasonable extent as such holder may desire; and the Company, the Guarantors and TAFSI jointly and severally agree to pay all out-of-pocket expenses incurred by the Noteholder and each such holder in connection with the Noteholder's or such holder's exercise of rights pursuant to this Section 6.7 at any time while a Default or Event of Default has occurred and is continuing.

6.8.        [Intentionally Omitted].

6.9.        Fiscal Year.

            Cause its fiscal year to end on December 31 of each year.

6.10.       Further Assurances.

            (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or which the Required Holders or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. In addition, from time to time, each of the Company, each Guarantor and TAFSI will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Required Holders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Company, the Guarantors and TAFSI (including real and other properties acquired subsequent to the Restatement Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Required Holders, and each of the Company, each Guarantor and TAFSI shall deliver or cause to be delivered to all holders of the Notes all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Required Holders shall reasonably request to evidence compliance with this Section 6.10. Each of the Company and each Guarantor agrees to provide such evidence as the Required Holders shall reasonably request as to the perfection and priority status of each such security interest and Lien.

            (b) To the extent that the Company, TAFSI or any Guarantor (other than TA Travel) is not already a party to a Lockbox Agreement, within 90 days following the Restatement Closing Date, enter into Lockbox Agreements with financial institutions reasonably acceptable to the Collateral Agent.

            (c) In the event that TA Travel acquires any replacement Airplane, cause TA Travel, within 30 days of the purchase thereof, to grant to the Collateral Agent a valid and perfected first-priority security interest in the replacement Airplane pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent.

            (d) If any additional direct or indirect Subsidiary of the Company is organized or acquired by the Company after the Restatement Closing Date, (i) notify the holders of the Notes and the Collateral Agent of such Subsidiary's organization or acquisition, (ii) cause such Subsidiary, simultaneously with its organization or acquisition, to execute and become a party to the Guarantee Agreement, the Indemnity and Subrogation Agreement, the Security Agreement and each applicable other Security Document in favor of the Collateral Agent and to execute and become a party to the Intercreditor Agreement and (iii) if any shares of capital stock or other equity interest or Indebtedness of such Subsidiary are owned by or on behalf of the Company or any Guarantor, cause such Person, simultaneously with such Subsidiary's organization or acquisition, to pledge to the Collateral Agent such shares, evidence of such other equity interests and promissory notes evidencing such Indebtedness pursuant to the Pledge Agreement. The Company agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each security interest and Lien created pursuant to such Security Documents.

6.11.       Rate Protection Agreements.

            In the case of the Company, have in effect or enter into within 150 days following the Restatement Closing Date Rate Protection Agreements required to be maintained under the Credit Agreement.

6.12.       Environmental and Safety Laws.

            (a) Comply with, and use its best efforts to ensure compliance by all tenants and subtenants (including each Network Operator, if any) with, all Environmental and Safety Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants (including each Network Operator, if any) obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental and Safety Laws, except to the extent that failure to so comply or to obtain and comply with and maintain such licenses, approvals, registrations and permits, individually or in the aggregate, does not have and could not reasonably be expected to result in a Material Adverse Effect.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental and Safety Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental and Safety Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings, individually or in the aggregate, would not have a Material Adverse Effect.

            (c) Notify the holders of the Notes of any of the following that, individually or in the aggregate, is likely to have a Material Adverse Effect:

            (i) any Environmental Claim that the Company, any Guarantor or TAFSI receives, including one to take or pay for any remedial, removal, response or cleanup or other action with respect to any Hazardous Substance contained on any property owned or leased by the Company, such Guarantor or TAFSI;

            (ii) any notice of any alleged violation of or knowledge by the Company, any Guarantor or TAFSI of a condition that might reasonably result in a violation of any Environmental and Safety Law;

            (iii) any commencement or threatened commencement of any judicial or administrative proceeding or investigation alleging a violation or potential violation of any requirement of any Environmental and Safety Law by the Company, any Guarantor or TAFSI; and

            (iv) any Release or threat of Release which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, based on an objective standard.

            (d) Without limiting the generality of Section 16.4, indemnify the Noteholder, the Collateral Agent and each holder from time to time of the Notes and each of their respective directors, officers, employees, agents and Affiliates (each such person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including reasonable counsel fees, expert and consultant fees, charges and disbursements) of whatever kind or nature arising out of, or in any way relating to, the violation of, noncompliance with or liability under any Environmental and Safety Laws applicable to the operations of the Company or any Guarantor or to the Mortgaged Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnitee seeking indemnification therefor. The obligation of the Company under this Section shall survive the payment of the Notes.

6.13.       Material Contracts.

            Maintain in full force and effect (including, without limitation, exercising any available renewal option and without amendment or modification) all its material contracts (including each operating lease permitted by Section 7.8) unless the failure so to maintain such contracts (or the amendments or modifications thereto), individually or in the aggregate, would not have a Material Adverse Effect, and promptly notify the holder of each Note of each failure to comply with this Section 6.13.

6.14.       Certificates of Occupancy, Permits and Zoning.

            (a) Within 270 days following the Restatement Closing Date, the Company shall deliver, to the extent not previously delivered, the following documents to the Collateral Agent for Mortgaged Properties set forth on Schedule
6.14 having (x) 80% of
the aggregate value of all Mortgaged Properties set forth on such Schedule that were not Mortgaged Properties on March 21, 1997 (the "New Mortgaged Properties") and (y) 80% of the aggregate value of the Mortgaged Properties (other than any New Mortgaged Properties) set forth on such Schedule that have Additional Improvements (as defined below):

            (i) (A) a copy of the original permanent certificate or certificates of occupancy or completion, as the same may have been amended or issued from time to time, covering (x) if such Mortgaged Property is a New Mortgaged Property, any material improvement located upon such Mortgaged Property (an "Acquired Improvement") or (y) if such Mortgaged Property is not a New Mortgaged Property, any material improvement located upon such Mortgaged Property that was constructed after March 21, 1997 (an "Additional Improvement" and the Acquired Improvements and Additional Improvements are collectively the "New Improvements"), in each case that were required to have been issued by the appropriate Governmental Authority for such New Improvement or (B) a letter from an appropriate Governmental Authority stating that at the time of construction certificates of occupancy were not required for each such New Improvement for which a certificate as described above has not been delivered if reasonably requested by the Collateral Agent and suitable evidence of the date of construction of each New Improvement on such Mortgaged Property;

            (ii) without limiting the Company's obligations under Section 6.12, a copy of all material licenses, permits and authorizations (other than certificates of occupancy or completion, all applications, plans and filings necessary for the issuance of any such certificate and all licenses, permits and authorizations that were no longer required once any such certificate was issued) that were necessary for the construction of each New Improvement located upon the Mortgaged Property or that are necessary for the current operation of such New Improvement; and

            (iii) one of the following: (A) written confirmation from the applicable zoning commission or other appropriate Governmental Authority stating that, with respect to each Mortgaged Property as built, it complies with existing land use and zoning ordinances, regulations and restrictions applicable to such property, (B) an opinion from local counsel acceptable to the Collateral Agent to the same effect as covered by clause (A) above or (C) a zoning endorsement satisfactory to the Collateral Agent in connection with the Collateral Agent's mortgagee title insurance policy of such Mortgaged Property.

            (b) After the Restatement Closing Date, the Company shall use commercially reasonable efforts to obtain (and promptly upon obtaining the same deliver to the Collateral Agent):

            (i) estoppel certificates from ground lessors of any Mortgaged Property dated not earlier than September 1, 1998;

            (ii) estoppel certificates from each Network Operator of each Mortgaged Property dated not earlier than March 21, 1997; and

            (iii) to the extent not already obtained, subordination and attornment agreements from each Network Operator of each New Mortgaged Property, unless the related operating lease by its terms, is subject and subordinate to the Lien of the applicable Mortgage or Leasehold Mortgage.

7.    NEGATIVE COVENANTS.

            The Company covenants and agrees that, so long as any of the Notes shall remain outstanding, the Company will not and will not permit any of its Subsidiaries to:

7.1.        Indebtedness.

            Incur, create, assume or permit to exist any Indebtedness, except:

            (a) Indebtedness existing on March 21, 1997 and set forth on
Schedule 7.1 (but not any extensions, renewals or replacements of such Indebtedness);

            (b) Indebtedness represented by the Notes;

            (c) in the case of the Guarantors, Indebtedness consisting of purchase money Indebtedness incurred in the ordinary course of business after the Closing Date to finance Capital Expenditures or Transition Capital Expenditures permitted under Section 7.13; provided, however, that (i) for purposes of Section 7.13 the aggregate principal amount of any such

Indebtedness shall be deemed to be a Capital Expenditure or a Transition Capital Expenditure, as the case may be, at the time incurred or assumed, (ii) the aggregate of (A) the aggregate principal amount of Indebtedness permitted pursuant to this subsection and (B) all Capital Lease Obligations permitted pursuant to Sections 7.1(d) and 7.11(c) shall not exceed $25,000,000 at any time outstanding and (iii) such Indebtedness is incurred within 90 days after the making of the Capital Expenditures or Transition Capital Expenditures financed thereby;

            (d) in the case of the Guarantors other than TA Travel, Indebtedness in respect of Capital Lease Obligations permitted under Section 7.11(c);

            (e) in the case of the Company or any Guarantor, Indebtedness in respect of fuel-supply hedging agreements and arrangements, provided that any such agreements or arrangements shall have been entered into for bona fide hedging purposes pursuant to a written fuel-supply hedging policy approved by the board of directors of the Company;

            (f) (i) in the case of the Company, Indebtedness represented by the Loans, the Swingline Loans, the Letters of Credit and the Subordinated Notes and
(ii) in the case of the Guarantors, Indebtedness represented by the Guarantee Agreement and the Subordinated Note Guarantees;

            (g) Indebtedness arising from the refinancing from time to time by the Company of the Loans, the Swingline Loans and the Letters of Credit under the Credit Agreement and the Guarantee Agreement in respect of such Indebtedness, in any case ranking pari passu with or subordinate to the Notes and the Guarantee Agreement; provided, however, that (i) such refinancing must be in whole and not in part with respect to such Loans, (ii) the weighted average interest rate (or applicable margins) applicable to such Indebtedness must be less than or equal to the interest rate (or applicable margins) applicable to the Loans, (iii) no material terms applicable to such Indebtedness or the related guarantees shall be more favorable to the refinancing lenders or note purchasers than the terms that are applicable to the Lenders under the Credit Agreement Documents (or to lenders or note purchasers in respect of refinancing Indebtedness then outstanding), (iv) the weighted average life to maturity of such Indebtedness shall be greater than or equal to the remaining weighted average life to maturity of the Term Loans (or of the term loan portion of any refinancing Indebtedness then outstanding), and the first scheduled principal payment or required prepayment in respect of such Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Term Loans, (v) such Indebtedness shall be Indebtedness of the Company, (vi) the priority of the security interest in the collateral securing the repayment of such Indebtedness (if such Indebtedness is to be secured) and the total amount or share of the collateral to be made available to secure such Indebtedness shall be no more senior or favorable than that which secured the repayment of the Loans or the Notes (or any refinancing Indebtedness then outstanding) at the time of such refinancing and the refinancing lenders or note purchasers shall enter into an intercreditor agreement with the Collateral Agent and the holders of the Notes then outstanding in substantially the form of the Intercreditor Agreement (or in such other form as may be reasonably acceptable to the Required Holders) providing for the sharing of collateral on such basis,
(vii) the principal amount of such Indebtedness shall be less than or equal to the principal amount then outstanding of the Loans (or any refinancing Indebtedness then outstanding) and (viii) such Indebtedness may not be incurred if at the time of such refinancing a Default or Event of Default has occurred and is continuing or would result therefrom;

            (h) Indebtedness arising from the refinancing from time to time by the Company of the Subordinated Notes that is subordinate to the Obligations (which, if required by the terms thereof, shall include any Indebtedness incurred pursuant to Section 7.1(g) above in connection with any refinancing of the Loans); provided, however, that (i) such refinancing must be in whole and not in part, (ii) the weighted average interest rate applicable to such Indebtedness must be less than or equal to the interest rate applicable to the Subordinated Notes, (iii) no material terms applicable to such Indebtedness (including the subordination provisions thereof) shall be more favorable to the refinancing lenders than the terms that are applicable under the Subordinated
Note Indenture prior to such refinancing, (iv) the weighted average life to maturity of such Indebtedness shall be greater than or equal to the weighted average life to maturity of the Subordinated Notes and the first scheduled principal payment in respect of such Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Subordinated Notes, (v) such Indebtedness shall be Indebtedness of the Company, (vi) such Indebtedness shall be unsecured, (vii) the guarantees by the guarantors of such Indebtedness shall be no more favorable to the refinancing lenders than the Subordinated Note Guarantees, (viii) the principal amount of such Indebtedness shall be less than or equal to the principal amount then outstanding of the Subordinated Notes and (ix) such Indebtedness may not be incurred if at the time of such refinancing a Default or Event of Default has occurred and is continuing or would result therefrom;

            (i) in the case of TAFSI, Indebtedness to the Company or any Guarantor, provided that the amount of all such Indebtedness does not exceed $3,000,000 in the aggregate at any time outstanding;

            (j) in the case of any Guarantor, Indebtedness to the Company, the other Guarantors or TAFSI; provided that TA Travel shall not permit to exist any Indebtedness to the Company, another Guarantor or TAFSI that is not permitted under Section 7.4(l);

            (k) Rate Protection Agreements required by Section 6.11 of the Credit Agreement (or the analogous provision, if any, of any Credit Agreement Refinancing Indebtedness);

            (l) in the case of the Guarantors, other unsecured Indebtedness in an aggregate principal amount at any time outstanding not in excess of $5,000,000; (m) in the case of the Company, Indebtedness to any of its Subsidiaries;

            (n) in the case of the Company, Guarantees by the Company of obligations of its Subsidiaries permitted pursuant to Section 7.3(a);

            (o) in the case of TA, Indebtedness assumed by it in connection with the Burns Acquisition, which Indebtedness exists on the Restatement Closing Date and is not created in contemplation of the Burns Acquisition and the consummation thereof, provided that the aggregate principal amount of such Indebtedness outstanding shall not at any time exceed $3,000,000 (and any extensions, renewals, refinancings or replacements of such Indebtedness, in any such case, without any increase in the principal amount thereof);

            (p) in the case of any Guarantor, Indebtedness assumed by it in connection with the Additional Permitted Acquisition, which Indebtedness exists on the date on which the Additional Permitted Acquisition is consummated and is not created in contemplation of the Additional Permitted Acquisition and the consummation thereof, provided that the aggregate principal amount of such Indebtedness outstanding shall not at any time exceed $10,000,000 (and any extensions, renewals, refinancings or replacements of such Indebtedness, in any such case, without any increase in the principal amount thereof); and

            (q) Indebtedness of National represented by that certain Promissory Note dated September 1, 1998, made by National in favor of Mid California Auto/Truck Plaza, Inc. in a principal amount at any time outstanding not in excess of $4,919,350.

7.2.        Liens.

            Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

            (a) Liens on property or assets of the Company or any Subsidiary thereof existing on March 21, 1997 and set forth on Schedule 7.2 (including, to the extent any such Lien is the result of a lease, any extensions, renewals or replacements of such lease, provided that the annual lease payment under any such extension, renewal or replacement shall be no less than the fair market rental value of the leased property as of the date of such extension, renewal or replacement), provided that such Liens shall secure only those obligations that they secured on March 21, 1997;

            (b) in the case of any Guarantor, any Lien existing on any property or asset prior to the acquisition thereof (by merger, consolidation, asset purchase or otherwise) by such Guarantor (including pursuant to the Burns Acquisition, a Permitted Business Acquisition or the Additional Permitted Acquisition) or existing at the time such Guarantor becomes a Subsidiary of the Company or another Guarantor pursuant to the Additional Permitted Acquisition, including any such Lien securing Indebtedness permitted under Section 7.1(o) or
Section 7.1(p) but excluding any such Lien securing any other Indebtedness, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not extend to cover any other property or assets of such Guarantor as a result of or after giving effect to such acquisition or such Guarantor becoming a Subsidiary of the Company or another Guarantor (except for additional property in the nature of improvements to property already subject to such Lien or additions to accounts receivable or inventory, as the case may be, already subject to such
Lien) and (iii) such Lien does not (A) materially interfere with the use, occupancy and operation of any property, (B) materially reduce the fair market value of such property but for such Lien or (C) result in any material increase in the cost of operating, occupying or owning (or leasing) such property, provided further that a Guarantor may substitute for any property or asset subject to any such Lien securing Indebtedness permitted under Section 7.1(o) or
Section 7.1(p) other property or assets with a fair market value substantially the same as or less than the fair market value of the substituted property or assets (as determined in good faith by the Company's board of directors) and not otherwise subject to the Lien of a Financing Document, so long as (i) the property or asset for which such substitution is made is fully and effectively released from such Lien and (ii) the property or assets being subjected to such Lien are held by a Guarantor;

            (c) Liens for taxes, assessments or governmental charges not yet due and payable (or due and payable but not yet delinquent) or which are being contested in compliance with Section 6.3 or 6.12;

            (d) in the case of the Guarantors, carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 6.3;

            (e) in the case of the Guarantors, pledges and deposits made in the ordinary course of business in compliance with worker's compensation, unemployment insurance and other social security laws or regulations;

            (f) (i) in the case of the Guarantors, pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and

(ii) in the case of the Company and the Guarantors, pledges and deposits to secure Indebtedness permitted under Section 7.1(e);

            (g) in the case of the Guarantors, zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances that do not materially impair the current use or the value of the property subject thereto;

            (h) in the case of the Guarantors, purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed), provided that (i) such security interests secure Indebtedness permitted by Section 7.1(c), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 75% of the lesser of the cost and the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets;

            (i) Liens incurred in connection with Capital Lease Obligations permitted by Section 7.1(d), provided that such Liens do not extend to any other property or assets of such person;

            (j) any Lien created under the Financing Documents;

            (k) the lease or sublease of retail space, office space or space for truck weigh stations at any Truckstop so long as (i) in the case of retail or office space either (A) the term of the lease or sublease does not exceed three years or (B) such lease or sublease does not result in the lease or sublease of real property of the Company or any of its Subsidiaries in excess of 3,000 square feet at any one location to any one lessee or (ii) in the case of space leased or subleased for truck weigh stations, such lease or sublease does not result in the lease or sublease of real property of the Company or any of its Subsidiaries in excess of 8,000 square feet at any one location to any one lessee;

            (l) the lease or sublease of retail space and office space at any Truckstop other than as described in clause (k) above, provided that (i) the lease with respect thereto shall (A) contain provisions consistent with and not in conflict with any term, condition, covenant or agreement contained in any

Financing Document, (B) require the lessee to deliver estoppel certificates to the Collateral Agent in compliance with clause (iii) below, (C) provide that such lease is subject and subordinate in all respects to the applicable Mortgage and (D) constitute an "operating lease" (and not a financing lease) for all purposes, (ii) in each case, the Company shall have delivered to the Collateral Agent, reasonably in advance of the execution and delivery thereof, copies of such lease and all other agreements to be entered into by the Company or any of its Subsidiaries in connection therewith, (iii) the Company shall have delivered to the Collateral Agent within 30 days of a request therefor by the holder of any Note, an estoppel certificate of any lessee in form and substance satisfactory to the Collateral Agent, (iv) in each case, the Company shall, at its expense, take such action as shall be necessary or as shall be reasonably requested by the Collateral Agent to assign to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in its rights under such lease and other agreements, including the execution, delivery and recording of an Assignment of Leases and Rents substantially in the form of Exhibit C, (v) after giving effect to the entering into of such lease, no Default or Event of Default shall have occurred and be continuing, (vi) promptly after execution of such lease, an executed copy of such lease and a certificate of an officer of the Company certifying that such lease complies with the provisions of this Section 7.2(l) shall be delivered to the Collateral Agent and
(vii) the lease or sublease of such space: (A) shall not result in the representations and warranties contained in the related Mortgage or in this Agreement to be untrue, (B) shall not result in any material adverse effect on the value or operations of the related Mortgaged Property as a Truckstop, (C) shall have no effect on the Collateral Agent's Lien on the remaining Land under the related Mortgage (as defined therein), (D) shall not restrict ingress and egress to, the operation of or in any way interfere with the business currently conducted on the Mortgaged Property and (E) shall be done and conducted, as applicable, in accordance with all material laws, rules, regulations or statutes (including any zoning, building, Environmental and Safety Laws, ordinances, codes or approvals or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property;

            (m) Liens on the properties described on Schedule 7.3;

            (n) Liens on National's real property on which is located National's Truckstop in Santa Nella, CA; and

            (o) Liens on National's Certificate of Deposit, face amount of $4,919,350, County Bank of Los Angeles, CA (the "CBLA Certificate of Deposit") to secure Indebtedness permitted by Section 7.1(q), provided that the Company shall cause such Lien to be released and terminated (and shall provide to the Collateral Agent evidence, reasonably satisfactory to the Collateral Agent, of such release and termination) not later than the three-month anniversary of the Restatement Closing Date.

7.3.        Sale and Leaseback Transactions.

            Enter into any arrangement, directly or indirectly, with any person whereby it shall sell, lease or transfer any property, real or personal, used or useful in the business of the Company or its Subsidiaries, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, leased or transferred (any such transaction a "Sale and Leaseback Transaction"), other than (a) any Sale and Leaseback Transactions involving the properties described on Schedule 7.3, including any improvements to the properties subject to such Sale and Lease-Back Transactions by such Person, provided that the aggregate lease payments paid by the Company and its Subsidiaries with respect to such properties in any fiscal year shall not exceed $6,000,000 or (b) any Sale and Leaseback Transaction with respect to property acquired by the Company or any Subsidiary following the Restatement Closing Date, if such Sale and Leaseback Transaction (i) involves a sale by the Company or any Subsidiary for consideration equal to at least the then-current fair market value of such property and (ii) results in a Capital Lease Obligation or an operating lease permitted by Section 7.11, in either case entered into to finance a Capital Expenditure permitted by Section 7.13 consisting of (A) the initial acquisition by the Company or such Subsidiary of the property sold or transferred in such Sale and Leaseback Transaction or (B) the development of a Truckstop on such property.

7.4.        Investments, Loans and Advances.

            Purchase, hold or acquire any capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

            (a) investments by the Company in the capital stock of, and loans to, the Guarantors other than TA Travel and in promissory notes described in
Section 7.4(e);

            (b) Permitted Investments;

            (c) in the case of the Guarantors, pledges and deposits permitted by
Section 7.2(f);

            (d) in the case of the Guarantors, loans or advances to employees in the ordinary course of business in an aggregate amount outstanding to any single employee at any time not in excess of $10,000 (or, if and to the extent such loans or advances shall be used by such employees solely for relocation expenses, $100,000) and in an aggregate amount outstanding for all employees at any time not in excess of $1,000,000 (which loans and advances shall not be forgiven by the Company);

            (e) in the case of any Guarantor, promissory notes evidencing loans made by the Company to members of such Guarantor's management or the Institutional Equity Investors to enable them to purchase shares of Common Stock, provided that (i) the amount loaned to any single member of management or any single Institutional Equity Investor shall not exceed 50% of the aggregate purchase price of such member's or Institutional Equity Investor's shares, (ii) all the shares purchased by such member or Institutional Equity Investor with the proceeds of any such loan shall be retained by such Guarantor for the benefit of the Secured Parties until such time as such loan shall have been repaid, (iii) the aggregate amount of all such loans outstanding at any time shall not exceed $1,500,000, (iv) such loans shall not be forgiven by the Company, (v) any shares purchased by any Institutional Equity Investor with the proceeds of any such loan shall be resold to members of the Company's management as soon as such a resale may be consummated in accordance with applicable state and federal securities laws and (vi) any member of the Company's management who purchases shares pursuant to the preceding clause (v) shall assume all obligations under the loans the proceeds of which were used by such Institutional Equity Investor to purchase such shares;

            (f) investments by the Company in the capital stock of, and loans to, TAFSI that are consistent with the limitations on the business of TAFSI set forth in Section 7.8;

            (g) in the case of the Company and the Guarantors other than TA Travel, investments in connection with (i) Permitted Business Acquisitions, it being understood that the aggregate purchase consideration paid in any such investment shall (A) constitute a Capital Expenditure during the period in which such investment occurs or (B) if and to the extent the Company and its Subsidiaries are not permitted to incur additional Capital Expenditures under
Section 7.13(a) at the time of such investment, constitute a Transition Capital Expenditure during the period in which such investment occurs or (ii) the Additional Permitted Acquisition, it being understood that (A) the Company and such Guarantors may fund up to $30,000,000 of the cash purchase price in connection with such acquisition from the Additional Reserve Amount deposited in the Collateral Account and the remainder of the cash purchase price from either their cash on hand and/or the proceeds of Revolving Credit Borrowings to the extent then available and (B) the Additional Permitted Acquisition shall not constitute a Capital Expenditure or Transition Capital Expenditure for purposes of Section 7.13, provided that the Company's investments permitted pursuant to this Section 7.4(g) shall be limited to investments in capital stock of, and other equity ownership interests in, the acquired entities and shall not include any operating assets;

            (h) [Intentionally Omitted].

            (i) Rate Protection Agreements required by Section 6.11 of the Credit Agreement (or the analogous provision, if any, of any Credit Agreement Refinancing Indebtedness);

            (j) investments not otherwise permitted by this Section 7.4, including without limitation, in the case of the Guarantors and TAFSI, investments in any joint venture (any such joint venture, a "Permitted Joint Venture") so long as the amount of all such investments does not exceed $11,000,000 in the aggregate at any time outstanding and none of such investments is prohibited by the Subordinated Note Documents or any comparable documents entered into by the Company in connection with Subordinated Note Refinancing Indebtedness (except to the extent waived or consented to by holders of the Subordinated Notes or

Subordinated Note Refinancing Indebtedness in accordance with the Subordinated Note Documents or such comparable documents); and

            (k) in the case of the Guarantors and TAFSI, intercompany loans and advances to TAFSI and the Guarantors other than TA Travel to the extent permitted under Sections 7.1(i), (j) and (m);

            (l) in the case of the Company and Guarantors other than TA Travel, investments by Company and such Guarantors in the membership interests of, and loans to, TA Travel, provided that (i) the aggregate amount of all investments by the Company and such Guarantors in TA Travel does not exceed $10,000,000 in the aggregate at any time outstanding, and (ii) such investments are to be used by TA Travel solely for the purchase, operation and maintenance of an airplane (or any airplane purchased in replacement thereof) owned by TA Travel (collectively, the "Airplane");

            (m) in the case of TA, the investment by TA in the Burns Network in connection with the Burns Acquisition and pursuant to the terms and conditions of the Burns Asset Purchase Agreement;

            (n) in the case of the Company, repurchases of Subordinated Notes to the extent permitted by clause (iv) of Section 7.9(a); and

            (o) in the case of National, an investment in the CBLA Certificate of Deposit.

7.5.        Mergers, Consolidations, Sales of Assets and Acquisitions.

            Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, assign, lease, sublease or otherwise dispose of (in one transaction or in a series of transactions) (i) all or any substantial part of the assets (whether now owned or hereafter acquired) of the Company, any Guarantor or TAFSI, or (ii) the capital stock of any Guarantor or TAFSI, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person; provided, however, that the foregoing shall not prohibit:

            (a) sales of Permitted Investments for cash;

            (b) sales, transfers and other dispositions of used or surplus equipment, vehicles and other assets in the ordinary course of business (to the extent that the Company shall have complied with the provisions of Section 5.3);

            (c) sales of inventory in the ordinary course of business;

            (d) sales, transfers and other dispositions of Truckstops and the related assets for at least the then-current fair market value of such assets (other than any such sales, transfers and other dispositions permitted under subsection (g) below), with the related Net Cash Proceeds being applied in accordance with the provisions of Section 5.3 and the definition of the term "Prepayment Event," if (i) the aggregate number of Truckstops so sold, transferred or disposed of pursuant to this subsection (d) shall not exceed ten since the Closing Date, (ii) the aggregate amount of Net Cash Proceeds received by the Company in respect of such sales, transfers and dispositions pursuant to this subsection (d) shall not exceed $30,000,000 since the Closing Date, (iii) the consideration received in any such transaction shall consist of immediately available funds in an amount equal to at least 75% of the then-current fair market value of the applicable asset(s) (with any instrument evidencing consideration in other than immediately available funds being pledged to the Collateral Agent as Collateral pursuant to the Pledge Agreement), (iv) no Default or Event of Default shall have occurred and be continuing and no such event shall occur as the result of such proposed transaction and (v) prior to any such proposed transaction, each holder of a Note and the Collateral Agent shall have received a certificate of a Financial Officer of the Company describing the proposed transaction (including the consideration to be received) and certifying as to the compliance with the foregoing provisions on a prospective basis;

            (e) sublicenses by the Company, any Guarantor or TAFSI to Franchisees and Network Operators, if any, of the trademarks and servicemarks owned by the Company, such Guarantor or TAFSI;

            (f) sales, transfers and other dispositions of any portion of a Mortgaged Property in connection with the development of such property as permitted in, and in accordance with, the provisions of Section 10 of the Guarantee Agreement;

            (g) sales, transfers and other dispositions of the parcels of real estate listed on Schedule 7.5(g) (which Schedule may be amended by the Company from time to time to substitute another parcel of real estate for any parcel of real estate that is then listed on such Schedule and has not been sold, transferred or otherwise disposed of on or prior to the date of such substitution) and the related Truckstop assets, with the related Net Cash Proceeds being applied in accordance with the provisions of Section 5.3 and the definition of the term "Prepayment Event";

            (h) in the case of TAFSI and the Guarantors other than TA Travel,
(i) the acquisition of assets from, or shares or other equity interests in, any Person in connection with a Permitted Business Acquisition, a Permitted Joint Venture or the Additional Permitted Acquisition, (ii) the merger of any Person with and into one of the Guarantors (other than TA Travel) as required by the definition of the term "Permitted Business Acquisition" or as permitted by the definition of the term "Additional Permitted Acquisition", (iii) the merger of one of the Guarantors (other than TA Travel) with and into any Person as permitted by the definition of the term "Additional Permitted Acquisition" and
(iv) the merger of one such Guarantor with and into another such Guarantor (provided that (A) the Company provides the Agent and the Collateral Agent with at least 60 days prior notice, (B) the Company complies with all of its obligations under Section 6.10 and (C) immediately after giving effect thereto no Default or Event of Default shall have occurred or be continuing or would result therefrom);

            (i) leases permitted by Section 7.8;

            (j) sales, leases or other transfers of assets in connection with Sale and Leaseback Transactions permitted by Section 7.3; and

            (k) in the case of any Guarantor or TAFSI, any sale, transfer or other disposition of any asset to TAFSI or another Guarantor (other than TA Travel), as the case may be, provided that the aggregate fair market value of all assets transferred to TAFSI by the Guarantors does not exceed $3,000,000; or

            (l) in the case of TA, the acquisition of assets from Burns in connection with the Burns Acquisition, provided that such acquisition is consummated pursuant to the terms and conditions of the Burns Asset Purchase Agreement.

7.6.        Dividends and Distributions.

            (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose except that (i) each Guarantor and TAFSI may declare and pay dividends or make other distributions to the Company or another Guarantor, and (ii) the Company may declare and pay dividends or make other distributions to repurchase or redeem Common Stock (A) from officers, directors or employees of the Company who are no longer employed by the Company so long as no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such payment, repurchase or redemption and the aggregate amount of such dividends and other distributions (1) during any fiscal year shall not exceed $1,000,000 and (2) since the Closing Date shall not exceed $3,000,000, plus, in each case, the proceeds of any resale of such Common Stock to other or new employees, directors or officers of the Company made prior to or within 180 days after such repurchases or redemptions and (B) from Operators, so long as the aggregate amount of such repurchases since the Closing Date shall not exceed $15,000,000.

            (b) Permit its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) pay any dividends or make any other distributions on its capital stock or any other interest or (ii) make or repay any loans or advances to the Company other than any (A) consensual encumbrances or restrictions set forth in the Credit Agreement or the Subordinated Note Indenture and (B) consensual encumbrances or restrictions that are incurred in connection with any Refinancing Indebtedness provided that such encumbrances or restrictions are no more onerous than the encumbrances and restrictions described in clause (A) above.

7.7.        Transactions with Affiliates.

            Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Company, each Guarantor and TAFSI may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions no less favorable to the Company, such Guarantor or TAFSI, as the case may be, than could be obtained on an arm's-length basis from unrelated third parties, provided that the foregoing shall not restrict (a) any transaction listed on Schedule 7.7 or (b) any transaction with an Affiliate expressly permitted by this Agreement (including transactions expressly permitted by Section 7.2, 7.4, 7.5 or 7.6).

7.8.        Business of Company, the Guarantor and TAFSI.

            (a) In the case of the Company, engage at any time in any business or business activity other than (a) the ownership of all the outstanding capital stock of one or more Guarantor and of TAFSI, together with the activities directly related thereto, (B) the exercise of its rights and the performance of its obligations under or contemplated by the Transaction Documents and (c) actions required by law to maintain its status as a corporation.

            (b) In the case of a Guarantor (other than TA Travel),

            (i) engage at any time in any activities other than the business currently conducted by it, TA or National and business activities reasonably incidental thereto (including the operation of restaurants) on Truckstop premises, or

            (ii) lease any Truckstop to a third-party operator, or engage any third party operator to operate any Truckstop, or otherwise cease to conduct directly the operation of any Truckstop (other than in connection with a sale, lease or other transfer of such Truckstop in accordance with
      Section 7.5); provided, however, that such Guarantor may lease Truckstops to credit-worthy third-party operators with experience in the operation of similar facilities who shall at the time become Franchisees if (A) in each case the lease shall (I) provide for payment of rent and all other material amounts payable thereunder at rates at least equal to the fair market rental value as a full service truckstop facility (using for such purpose the highest number resulting at the time from at least three standard methods of determining fair market rental value), as of the date such lease is executed by such Guarantor, of the entire premises covered by such lease for the term thereof, including any renewal options, (II) require the lessee to use and operate the Truckstop in a manner consistent with industry standards from time to time for the operation of similar facilities (and in any event in compliance with the applicable Franchise Agreement), (III) have a term not longer than ten years, except that such lease may be renewed for a period of up to ten years, or successive periods of up to ten years each, if such lease shall provide for payment of rent and all other material amounts payable thereunder at rates reasonably believed by such Guarantor, as of the date such lease or renewal is entered into, to be the fair market rental value (determined as aforesaid) of the entire premises covered by such lease for each such period, (IV) contain provisions consistent with and not in conflict with any term, condition, covenant or agreement contained in any Financing Document, (V) require the lessee to deliver estoppel certificates to the Collateral Agent in compliance with clause
      (D) below, (VI) provide that such lease is subject and subordinate in all respects to the applicable Mortgage and may be terminated by such Guarantor in case of a default under or termination of the applicable Franchise Agreement and (VII) constitute an "operating lease" (not a financing lease) for all purposes, (B) in each case, such Guarantor shall have delivered to the holders of the Notes, reasonably in advance of the execution and delivery thereof, copies of such lease and all other agreements to be entered into by such Guarantor in connection therewith,
      (C) such Guarantor shall have delivered to the holders of the Notes within 30 days of a request therefor by the holders of the Notes, an estoppel certificate of any lessee in form and substance satisfactory to the Required Holders, (D) in each case, such Guarantor, at its expense, take such action as shall be necessary or as shall be reasonably requested by the Required Holders and the Collateral Agent to assign to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in its rights under such lease and other agreements, including the execution, delivery and recording of an assignment of leases and rents substantially in the form included in Exhibit C, (E) on the date of such lease the pro forma Interest Expense Coverage Ratio in respect of the period of four fiscal quarters ending with the last full fiscal quarter immediately preceding such date (giving effect to the entering into of such lease as if it had been entered into on the first day of such period but not giving effect to any transfer to the lessee of the obligation to make capital expenditures that were made by such Guarantor), shall be equal to or greater than the Interest Expense Coverage Ratio for such period, (F) after giving effect to the entering into of such lease, no Default or Event of Default shall have occurred and be continuing and there shall have been no decrease in Consolidated Net Worth, (G) the consideration to such Guarantor from the lessee in connection with such lease (including without limitation any franchise fee and consideration for the sale of inventory or other assets relating to such Truckstop) shall be paid in cash and, in the case of assets, shall equal the greater of (x) the then-current fair market value of such assets and (y) the book value of such assets as reflected on such Guarantor's financial statements at such time, (H) the lessee shall be an Accredited Lessee (as below defined), (I) the lessee shall not be a lessee or operator of more than three Truckstops leased by the Guarantors pursuant to this Section 7.8 (provided that no more than ten persons may be lessee of more than one Truckstop leased pursuant to this Section 7.8 and no more than five persons may be lessee of more than two Truckstops leased pursuant to this Section 7.8), (J) such lease shall prohibit the lessee from mortgaging such lessee's leasehold interest in the Truckstop or such lease, (K) the rent payable at a fixed or contractual rate under such lease shall equal or exceed 70% of the total rent payable under such lease assuming such lease had been entered into on the first day of the period of four consecutive fiscal quarters ending with the last full fiscal quarter immediately preceding the date of such lease and (L) promptly after execution of such lease, an executed copy of such lease and a certificate of an officer of the Company certifying that such lease complies with the provisions of this Section 7.8 shall be delivered to the holders of the Notes; and provided, further, that such Guarantor may (i) enter into extensions, renewals and replacements of leases permitted pursuant to Section 7.2(a) and (ii) lease or sublease retail space and office space at any Truckstop to the extent permitted pursuant to Sections 7.2(k) and (l).

            As used in clause (ii) above, "Accredited Lessee" shall mean with respect to a proposed lessee:

            (1) in case the proposed lessee is a franchisee of a Guarantor who has, for at least two years prior to the proposed lease, been in compliance with all requirements of such lessee's franchise agreement or franchise agreements with such Guarantor,

                  (A) if such lessee is not a lessee of any other Truckstop
            pursuant to this Section 7.8, an "accredited investor" within the meaning of paragraph (a)(5), (a)(6) or a(8) of Rule 501 under the Securities Act of 1933, as amended,

                  (B) if such lessee is (after giving effect to the proposed lease) a lessee of two Truckstops pursuant to this Section 7.8, an "accredited investor" as aforesaid, except that for purposes of paragraph (a)(6) of said Rule 501, the individual and joint income requirements shall be $400,000 and $600,000, respectively, and

                  (C) if such lessee is (after giving effect to the proposed lease) a lessee of three Truckstops pursuant to this Section 7.8, an "accredited investor" as aforesaid, except that for purposes of paragraph (a)(5) of said Rule 501, the net worth requirement shall be $1,500,000 and for purposes of paragraph (a)(6) of said Rule, the individual and joint income requirements shall be $600,000 and $900,000, respectively; and

            (2) in case the proposed lessee is not a franchisee of any Guarantor or, in case the proposed lessee is such a franchisee but has not been such for at least two years in compliance with such lessee's franchise agreement or franchise agreements as described in clause (1) above,

                  (A) if such lessee is not a lessee of any other Truckstop
            pursuant to this Section 7.8, an "accredited investor" within the meaning of paragraphs (a)(5) and (a)(6) of said Rule 501 or a partnership or other entity in which each of the equity owners constitutes an "accredited investor" within the meaning of both such paragraphs of said Rule,

                  (B) if such lessee is (after giving effect to the proposed lease) a lessee of two Truckstops pursuant to this Section 7.8, a person meeting the requirements of subclause (A) above, except that for purposes of paragraph (a)(6) of said Rule 501, the individual and joint income requirements shall be $400,000 and $600,000, respectively, and

                  (C) if such lessee is (after giving effect to the proposed lease) a lessee of three Truckstops pursuant to this Section 7.8, a person meeting the requirements of subclause (A) above, except that for purposes of paragraph (a)(5) of said Rule 501, the net worth requirement shall be $1,500,000 and for purposes of paragraph (a)(6) of said Rule, the individual and joint income requirements shall be $600,000 and $900,000, respectively.

            (c) In the case of TAFSI, (i) engage in any activities other than the franchising of auto/truckstops and activities incidental thereto in accordance with its past practice, (ii) own or acquire any material assets (other than assets under the Franchise Agreements) or (iii) incur any material liabilities (other than liabilities under the Transaction Documents and Franchise Agreements).

            (d) In the case of TA Travel, engage in any activities other than the business of acquiring, operating and maintaining the Airplane, leasing the Airplane to TA and entering into operating agreements with airplane charter companies with respect to the operation of the Airplane from time to time.

7.9.        Limitations on Debt Prepayments.

            (a) Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any Indebtedness for borrowed money (including, in the case of the Company, the Subordinated Notes) other than the Notes; provided, however, that the foregoing shall not prevent the Company from (i) making any payment pursuant to Section 2.12 or 2.13 of the Credit Agreement,
(ii) refinancing Indebtedness under the Credit Agreement or the Subordinated Notes pursuant to, and in accordance with, the provisions of Section 7.1(g) or
(h), respectively (whereupon this Section 7.9 shall apply to the Indebtedness incurred in connection with any such refinancing),

(iii) prepaying or otherwise refinancing any Indebtedness permitted in Section 7.1(i), 7.1(j), 7.1(l), 7.1(m) or 7.1(q), or (iv) prepaying, repurchasing, redeeming or defeasing up to $15,000,000 aggregate principal amount of the Subordinated Notes during the term of this Agreement (provided that (i) the entire amount of such prepayment, repurchase, redemption or defeasance during any fiscal year shall be funded solely from the sum of (without duplication) (A) the 50% of Excess Cash Flow for the immediately preceding fiscal year (beginning on or after January 1, 1999) that the Company is not required to apply to prepay the Notes pursuant to Section 5.1 or required pursuant to Section 2.13(c) of the Credit Agreement to apply to prepay obligations outstanding under the Credit Agreement and (B) any portion of the amount available pursuant to the preceding clause (A) with respect to any prior fiscal year (beginning on or after January 1, 1999) other than the immediately preceding fiscal year and not used prior to the current fiscal year to fund the prepayment, repurchase, redemption or defeasance of Subordinated Notes and (ii) immediately after giving effect thereto no Default or Event of Default shall have occurred or be continuing or would result therefrom). Without limiting the foregoing, neither the Credit Agreement nor the Subordinated Note Indenture nor any document in respect of Credit Agreement Refinancing Indebtedness or Subordinated Note Refinancing Indebtedness shall prevent the Company from electing to apply to the optional prepayment of Notes from time to time pursuant to Section 5.2 an aggregate amount (allocable to principal and Make-Whole Premium) in each case at least equal to the Pro Rata Share of the holders of the Notes in respect of each optional prepayment of the Term Loans pursuant to Section 2.12 of the Credit Agreement (or the analogous provision in respect of Credit Agreement Refinancing Indebtedness).

            (b) Permit any amendment or modification to the terms of any Subordinated Note, any Subordinated Note Guarantees or the Subordinated Note Indenture if the effect of such amendment or modification is to impose additional or increased scheduled or mandatory repayment, retirement, repurchase or redemption obligations in respect of the Indebtedness evidenced by such notes or to require any scheduled or mandatory payment to be made in respect of such notes prior to the date that such payment would otherwise be due; or permit any amendment or modification to the terms of the Credit Agreement or any agreement relating to Refinancing Indebtedness unless made in compliance with Section

7.04 of the Intercreditor Agreement (or the analogous provision of any successor thereto).

7.10.       Amendment of Certain Documents and Subordinated Notes.

            (a) Permit any termination of, or any amendment or modification that is adverse in any material respect to the interests of the holders of the Notes to, (i) the Certificate of Incorporation (or Certificate of Formation) of the Company, any Guarantor or TAFSI, (ii) if applicable, the By-laws of the Company, any Guarantor or TAFSI, (iii) the Subordinated Notes, the Subordinated Note Guarantees and the Subordinated Note Indenture, (iv) any Asset Purchase Agreement, (v) the Environmental Agreements and (vi) the Ancillary Agreements, in each case without the prior written consent of the Required Holders.

            (b) Without limiting the generality of the foregoing, with respect to the Subordinated Notes, the Subordinated Note Guarantees and the Subordinated
Note Indenture, it is understood that (i) any increase in the interest, fees or other amounts payable in connection therewith, (ii) any amendment that imposes additional covenants or events of default or makes more restrictive the covenants or events of default contained therein or (iii) any amendment that renders the subordination provisions contained therein less favorable to the Noteholder shall in each case require the consent of the Required Holders.

7.11.       Limitation on Leases.

            Create or suffer to exist any obligations on the part of the Company of any of its Subsidiaries for the payment of rents for any property under leases or agreements to lease, except, in the case of any Guarantor:

            (a) (i) leases (other than leases of real property) of such Guarantor entered into in the ordinary course of business and in existence on March 21, 1997 having annual lease payments of less than $250,000 and (ii) leases of such Guarantor in existence on March 21, 1997 and listed on Schedule 7.11(a) (and any extensions, renewals or replacements of such leases, provided that the annual lease payment under any such extension, renewal or replacement shall be no greater than the fair market rental value of the leased property, as of the date of such extension, renewal or replacement for the term of such extension, renewal or replacement);

            (b) operating leases entered into after the date hereof by such Guarantor as lessee (i) in the ordinary course of business in a manner and to an extent consistent with historical practices of the Network as of March 21, 1997 and (ii) in connection with Sale and Leaseback Transactions permitted by Section 7.3(b), provided that the aggregate annual lease payments under all leases described in this clause (b) shall not exceed $15,000,000;

            (c) Capital Lease Obligations incurred by such Guarantor to finance the acquisition of equipment and other property, provided that (i) the aggregate of (A) all such Capital Lease Obligations and (B) all purchase money Indebtedness permitted pursuant to Section 7.1(c) shall not exceed $15,000,000 at any time outstanding, (ii) each Capital Lease Obligation at the time of its incurrence shall have an average life to maturity greater than the average life to maturity of the Notes, (iii) none of the related leases shall contain financial covenants and (iv) for purposes of Section 7.13, the amount of such aggregate annual rental payments shall be deemed to be Capital Expenditures in the year in which they are incurred;

            (d) any fair-market-value leases entered into by TA or National in connection with the relocation of its offices; and

            (e) leases permitted pursuant to Section 7.3(a).

7.12.       Subsidiaries.

            After giving effect to the Additional Transactions, in the case of the Company, have any direct or indirect Subsidiaries other than (a) TA, National, TA Travel and TAFSI, (b) any other direct or indirect wholly owned Subsidiary of the Company that is organized under the laws of a State within the United States and that becomes a Guarantor pursuant to Section 6.10 and (c) any Permitted Joint Venture that is a direct or indirect Subsidiary of the Company. Each of TA, National and TAFSI shall remain a wholly owned Subsidiary of the Company and TA Travel shall remain a wholly owned Subsidiary of TA; provided that any Guarantor (other than TA Travel) may be merged into another Guarantor (other than TA Travel) if such merger is permitted by Section 7.5(h)(iv).

7.13.       Capital Expenditures.

            (a) Make or permit Capital Expenditures during any fiscal year, to exceed $35,000,000; provided, however, that the amount of permitted Capital Expenditures in any fiscal year shall be increased by (i) an amount equal to 50% of the excess of (A) consolidated EBITDA for the immediately preceding fiscal year over (B) $70,000,000 and (ii) the lesser of (A) 25% of the total amount of permitted Capital Expenditures for the immediately preceding fiscal year (including amounts permitted as a result of the application of clause (i) but excluding any unused Capital Expenditures carried forward to such preceding year) and (B) the total amount of unused permitted Capital Expenditures for the immediately preceding fiscal year (excluding any unused Capital Expenditures carried forward to such preceding year). Notwithstanding the foregoing, the aggregate amount of Capital Expenditures permitted in any fiscal year shall not exceed $45,000,000.

            (b) (i) Permit Transition Capital Expenditures to exceed (A) $50,000,000 during any fiscal year, or (ii) $160,000,000 during the term of this Agreement or (ii) permit the aggregate purchase consideration in connection with Permitted Business Acquisitions that, pursuant to Section 7.4(g), constitute Transition Capital Expenditures to exceed $25,000,000 during the term of this Agreement.

7.14.       Consolidated Net Worth.

            Permit Consolidated Net Worth at any time to be less than $90,000,000, plus, without duplication, (a) 50% of Net Income for each fiscal quarter for which Net Income is positive, plus (b) 100% of the Net Cash Proceeds of any primary offering of equity securities consummated by the Company or any Guarantor after the Closing Date, plus (c) 100% of any capital contribution made to the Company or any Guarantor after the Closing Date by any holder of its respective capital stock (without duplication), minus (d) amounts paid to repurchase or redeem Common Stock of the Company from Operators as permitted by
Section 7.6(a)(ii).

7.15.       Current Ratio.

            Permit on the last day of any fiscal quarter the ratio of Current Ratio to be less than 1.00 to 1.00.

7.16. Interest Expense Coverage Ratio.

(a) Permit the Interest Expense Coverage Ratio for any fiscal year ending on a date indicated below to be less than the ratio set forth opposite such date:

                   Fiscal Year                  Ratio
                   -----------                  -----
                   December 31, 1998            1.75

                   December 31, 1999            2.00

                   December 31, 2000            2.25

                   December 31, 2001            2.50

                   December 31, 2002            2.75

            (b) Incur Indebtedness if, after giving effect to the incurrence of such Indebtedness, the Interest Expense Coverage Ratio determined on the last day of the most recently completed period of four consecutive fiscal quarters for such period, as if such Indebtedness had been incurred at the beginning of such period, would be less than 1.00 to 1.00.

7.17.       Leverage Ratio.

            Permit the Leverage Ratio on any date during any fiscal quarter ending on the last day of or during any period indicated below to be in excess of the ratio set forth opposite such period:

 From and Including:        To and Including:             Ratio:
 ------------------         ----------------              -----
 July 1, 1998               December 31, 1998             5.25 to 1.00
 January 1, 1999            December 31, 1999             4.75 to 1.00
 January 1, 2000            December 31, 2000             4.50 to 1.00
 January 1, 2001            December 31, 2001             3.75 to 1.00
 January 1, 2002            December 31, 2002             3.25 to 1.00

                                    * * * * *

9.          DEFINITIONS.

9.1.        Definitions.

            Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below:

            "Acquired Improvement" shall have the meaning ascribed in Section 6.14.

            "Additional Improvement" shall have the meaning ascribed in Section 6.14.

            "Additional Permitted Acquisition" shall have the meaning set forth in the Credit Agreement.

            "Additional Reserve Amount" shall have the meaning set forth in the Credit Agreement.

            "Additional Term Loans" shall have the meaning ascribed in Section 1.4.

            "Additional Transactions" shall have the meaning ascribed in Section 1.4.

            "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Airplane" shall have the meaning ascribed in Section 7.4(l).

            "Airplane Mortgage" shall mean the aircraft mortgage previously granted to the Collateral Agent on the Airplane, including any assignment of leases and rents, as amended and restated as of the Restatement Closing Date and any similar mortgage granted on a replacement Airplane pursuant to Section 6.10.

            "Ancillary Agreements" shall mean the TA Ancillary Agreements, the National Ancillary Agreements and the Burns Ancillary Agreements.

            "Asset Purchase Agreements" shall mean the TA Asset Purchase Agreement, the National Asset Purchase Agreement and the Burns Asset Purchase Agreement.

            "Available Proceeds" shall have the meaning ascribed in Section 5.3.

            "Burns" shall mean Burns Bros., Inc., an Oregon corporation.

            "Burns Acquisition" shall mean the acquisition by TA of Burns' Travel Stops Division for aggregate cash consideration of approximately $55,000,000 pursuant to the Burns Asset Purchase Agreement.

            "Burns Ancillary Agreements" shall mean the Subway Purchase Agreement, the Enterprises Asset Purchase Agreement, the BFR Asset Purchase Agreement, the Services Agreement, the General Bill of Sale and Assignment, the Assumption Agreement, the Trademark Assignment, the Gaming Agreement and the Intellectual Property License Agreement (each as defined in the Burns Asset Purchase Agreement).

            "Burns Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated as of October 17, 1998, between Burns and TA, as amended, supplemented or otherwise modified from time to time.

            "Burns Network" shall mean the Travel Stops Division of Burns acquired by TA in the Burns Acquisition.

            "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City.

            "Capital Expenditures" shall mean, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for the Company during such period (including the amount of assets leased under any Capital Lease Obligation). Notwithstanding the foregoing, the term "Capital Expenditures" shall not include (a) capital expenditures in respect of the reinvestment of sales proceeds, insurance proceeds and condemnation proceeds received by the Company or its Subsidiaries in connection with the sale, transfer or other disposition of the

Company's or its Subsidiaries' business units, assets or properties, if (as contemplated in the definition of the term "Prepayment Event") such reinvestment (including, in the case of insurance proceeds, reinvestment in the form of restoration or replacement of damaged property) shall have resulted in the event giving rise to the receipt of such amounts not being considered a Prepayment Event as contemplated in the definition of such term, (b) Transition Capital Expenditures made during such period, (c) the purchase price with respect to the Additional Permitted Acquisition or (d) the purchase price with respect to the Burns Acquisition.

            "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

            "Cash Interest Expense" shall mean, for any period, the interest expense (net of interest income) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (a) any fees and expenses payable or amortized during such period by the Company and its Subsidiaries in connection with the Transactions and (b) any interest on the Subordinated Notes not paid in cash prior to the maturity of the Subordinated Notes. For purposes of the foregoing, interest expense (net of interest income) shall be determined after giving effect to any net payments made or received by the Company with respect to Rate Protection Agreements.

            "Casualty" shall have the meaning ascribed in Section 9 of the Guarantee Agreement.

            "CBLA Certificate of Deposit" shall have the meaning assigned to such term in Section 7.2(o).

            "CERCLA" shall have the meaning ascribed in the definition of the term "Environmental and Safety Laws."

            A "Change in Control" shall be deemed to have occurred if:

            (a) any person or Group (as below defined) other than (i) the Institutional Equity Investors (including the First Boston Entities (as below defined)) or (ii) the Management Investors and their Permitted Transferees (as set forth in Section 2(b) of the Stockholders Agreement), shall directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, have the ability to elect a majority of the board of directors of the Company;

            (b) (i) the Institutional Equity Investors (including the First Boston Entities) or (ii) the First Boston Entities, respectively, in the aggregate cease to own, directly or indirectly, beneficially and of record, shares representing at least 65% of the aggregate ordinary voting power represented by the shares of capital stock of the Company held by such persons on March 21, 1997, provided that such 65% shall be reduced by the dilution suffered by such persons solely as a result of issuances by the Company after the Closing Date of additional shares of capital stock having ordinary voting power (A) for fair value for cash to non-Affiliates of the applicable parties under clause (i) or (ii) above, as the case may be, or (B) to its employees to the extent that such additional shares of capital stock issued to such employees do not at any time exceed 15% of the then outstanding capital stock having ordinary voting power;

            (c) any person or Group, other than the Institutional Equity Investors (including the First Boston Entities), owns (directly or indirectly, beneficially or of record) issued and outstanding voting stock of the Company representing more than the lesser at any time of (i) 35% of the aggregate ordinary voting power represented by issued and outstanding capital stock of the Company and (ii) the percentage of the aggregate ordinary voting power represented by the shares owned directly or indirectly, beneficially or of record, by the Institutional Equity Investors (including the First Boston Entities) at such time;

            (d) a majority of the seats (other than vacant seats) on the board of directors of the Company shall at any time be occupied by persons who were neither (i) nominated by the Institutional Equity Investors (including the First Boston Entities) or the Management Investors and their Permitted Transferees nor (ii) elected by directors so nominated;

            (e) any "Change in Control" (as such term is defined in the Credit Agreement and in the Subordinated Note Indenture) shall have occurred by reason of facts or circumstances not otherwise constituting a Change in Control hereunder (unless the event of default under the Credit Agreement resulting from such Change in Control has been waived pursuant to the Credit Agreement; provided that if any consideration for such waiver has been paid to the Lenders, then an amount bearing the same relation to the aggregate unpaid principal amount of Notes at the time outstanding as the amount of such consideration bears to the outstanding principal amount of Indebtedness under the Credit Agreement shall be allocated and paid concurrently to the holders of the Notes in proportion to the respective unpaid principal amounts held by each such holder);

            (f) The Company ceases to own and control directly, of record and beneficially, all of the issued and outstanding capital stock of each Guarantor and TAFSI (other than as a result of a merger of one Guarantor into another Guarantor permitted pursuant to Section 7.5(h)(iv)), free and clear of all Liens (other than Liens created under the Pledge Agreement); or

            (g) any Guarantor or TAFSI issues any class of capital stock (or security convertible into its capital stock) that is not pledged to the Collateral Agent for the ratable benefit of the Secured Parties.

            For purposes of clause (b) above the Convertible Preferred Stock and the Senior Convertible Participating Preferred Stock shall be deemed to constitute capital stock with ordinary voting power, and for purposes of clauses
(a), (c) and (d) above an Institutional Equity Investor shall be deemed to own all shares of the Company having ordinary voting power in respect of which such Institutional Equity Investor or First Boston Entity shall hold the irrevocable general proxy of the holder of such shares in respect of such shares. For purposes of this definition: the "First Boston Entities" shall mean Credit Suisse First Boston Corporation, The Clipper Group, L.P., Clipper Capital Associates, L.P., Clipper/Merchant I, L.P., Merchant Truckstops, L.P. and their Affiliates and any of their designees on March 21, 1997; and "Group" shall mean a group within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on March 21, 1997.

            "Closing Date" shall have the meaning ascribed in Section 2.

            "Code" shall mean the Internal Revenue Code of 1986, or any successor statute thereto, as the same may be amended from time to time.

            "Collateral" shall mean all the "Collateral" as defined in any Security Document and shall also include the Lockbox Collateral and the Mortgaged Properties.

            "Collateral Account" shall have the meaning given such term in the Collateral Account Agreement.

            "Collateral Account Agreement" shall mean the Collateral Account Agreement, as amended and restated as of the Restatement Closing Date, between the Company and the Collateral Agent for the benefit of the Secured Parties.

            "Collateral Agent" shall mean The Chase Manhattan Bank, as

            Collateral Agent under the Intercreditor Agreement, the Security Documents and the Guarantee Agreement.

            "Collateral Assignment" shall have the meaning ascribed in Section 1.5.

            "Common Stock" shall have the meaning ascribed in Section 4.19.

            "Condemnation Proceeds" shall have the meaning ascribed in Section 9 of the Guarantee Agreement.

            "Consolidated Net Worth" shall mean, at any date, on a consolidated basis for the Company and its Subsidiaries, (a) the sum of (i) common stock taken at par or stated value, (ii) preferred stock (other than preferred stock that is mandatorily redeemable on or prior to the first anniversary of the latest final maturity of the then outstanding Notes) taken at its liquidation value, (iii) capital surplus relating to common stock and (iv) retained earnings (or deficit) at such date minus (b) the sum of treasury stock at such date (other than treasury stock repurchased pursuant to Section 7.6), all determined in accordance with GAAP and after giving effect to all adjustments required thereby, but excluding any adjustments required by purchase accounting.

            "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

            "Convertible Preferred Stock" shall mean the Series I Preferred Stock and the Series II Preferred Stock.

            "Credit Agreement" shall mean the Original Credit Agreement, as amended and restated as of November 24, 1998 and as further amended, modified or supplemented in accordance with the provisions of this Agreement. After the incurrence of any Credit Agreement Refinancing Indebtedness, the term "Credit Agreement" shall include all agreements (or comparable documents, such as loan agreements or indentures) entered into by the Company in connection with the sale or issuance of such refinancing Indebtedness.

            "Credit Agreement Documents" shall mean the Credit Agreement, the Security Documents, the Intercreditor Agreement and the Guarantee Agreement.

            "Credit Agreement Refinancing Indebtedness" shall mean any Indebtedness incurred by the Company as contemplated by Section 7.1(g) in connection with the refinancing of Indebtedness under the Credit Agreement.

            "Current Assets" as of any date shall mean the total assets that would properly be classified as current assets of the Company and its Subsidiaries on a consolidated basis as of such date in accordance with GAAP.

            "Current Liabilities" as of any date shall mean the total liabilities that would properly be classified as current liabilities (other than the current portion of Funded Debt) of the Company and its Subsidiaries on a consolidated basis as of such date in accordance with GAAP.

            "Current Ratio" shall mean as of any date the ratio of Current Assets as of such date to Current Liabilities as of such date.

            "Default" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

            "dollars" or "$" shall mean lawful money of the United States.

            "EBITDA" with respect to the Company and its Subsidiaries for any period shall mean the sum of (a) Net Income for such period, (b) all Federal, state, local and foreign income taxes deducted in determining such Net Income,
(c) interest expense deducted in determining such Net Income, (d) depreciation, amortization and other noncash charges deducted in determining such Net Income and (e) to the extent deducted from such Net Income with respect to any fiscal quarter ending on or prior to December 31, 2000, transition costs paid during such period, provided that the aggregate amount of all transition costs incurred after the Closing Date and permitted to be added back to Net Income pursuant to this definition shall not exceed $15,000,000. For purposes of calculating the Interest Expense Coverage Ratio, "EBITDA" shall not include the gain on the initial sale of assets to any lessee in connection with the leasing of any Truckstop in accordance with Section 7.8.

            "Environmental Agreements" shall mean (a) the Environmental Agreement entered into as of July 22, 1993, among BP Exploration & Oil Inc., TA and certain other parties, as amended by Amendment No. 1 thereto dated December 9, 1993, and by the letter agreement dated as of December 9, 1993, and as further amended, modified or supplemented in accordance with the provisions of
Section 7.10 and (b) the Environmental Agreement dated as of November 23, 1992, between Union Oil Company of California and National, as amended, modified or supplemented in accordance with the provisions of Section 7.10.

            "Environmental and Safety Laws" shall mean any and all applicable current and future treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, Hazardous Substances, to preservation or reclamation of natural resources or to the management, release or threatened release of contaminants or noxious odors, including the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970 (to the extent it pertains to the use or handling of, or exposure to, Hazardous Substances), as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, and any similar or implementing state or local laws, and all amendments or regulations promulgated thereunder.

            "Environmental Claim" shall mean any written notice of any Governmental Authority alleging potential liability for damage to the environment or by any person alleging potential liability for personal injury (including sickness, disease or death), in either case, resulting from or based upon (a) the presence or Release (including intentional and unintentional, negligent and nonnegligent, sudden or nonsudden, accidental or nonaccidental leaks or spills) of any Hazardous Substance at, in or from the property, whether or not owned or leased by the Company or a Guarantor or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental and Safety Laws.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, or any successor statute, together with the regulations thereunder, as the same may be amended from time to time.

            "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that was, is or hereafter becomes, a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.

            "Event of Default" shall have the meaning ascribed in Section 10.1.

            "Excess Cash Flow" shall mean, for any period, the consolidated Net Income of the Company and its Subsidiaries during such period plus, without duplication, (a)(i) the aggregate amounts deducted in determining such Net Income in respect of all deferred charges and depreciation, amortization and other noncash charges (including any interest expense other than Cash Interest Expense), (ii) all noncash losses deducted in determining such Net Income, (iii) to the extent not included in such Net Income, the aggregate amount of all income tax refunds received during such period, (iv) the principal amount of any Indebtedness incurred or assumed pursuant to Section 7.1(c) during such period, (v) the aggregate amount of Indebtedness with respect to Capital Lease Obligations incurred pursuant to Sections 7.1(d) and 7.11(c) during such period and (vi) the net negative change, if any, in Net Working Capital during such period minus (b)(i) all noncash gains and credits included in such Net Income, (ii) scheduled required prepayments during such period of the principal of the Notes, (iii) scheduled payments during such period of the principal of Indebtedness permitted under Section 7.1 other than the Notes (including the Term Loans, the Refinancing Indebtedness and the Subordinated Notes), but only to the extent that such payments cannot by their terms be reborrowed or redrawn, (iv) prepayments during such period of Term Loans and the Notes pursuant to Section 2.12 of the Credit Agreement and
Section 5.2, other than prepayment of the Floating Rate Notes on the Restatement Closing Date, (v) the aggregate amount of Capital Expenditures and Transition Capital Expenditures of the Company and its Subsidiaries made and permitted hereunder during such period (other than the amount of such Capital Expenditures and Transition Capital Expenditures that were financed during such period with funds released to the Company and its Subsidiaries from the Collateral Account),
(vi) repayments during such period of the portion of Capital Lease Obligations of the Company and its Subsidiaries not allocable to Cash Interest Expense and
(vii) the net positive change, if any, in Net Working Capital during such period, in each case determined in accordance with GAAP.

            "Existing Indebtedness" shall have the meaning ascribed in Section 1.2.

            "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

            "Financing Documents" shall mean this Agreement, the other agreements referred to in Section 4.27, the Notes, the

Intercreditor Agreement, the Security Documents, the Guarantee Agreement and the Indemnity and Subrogation Agreement.

            "First Plaza" shall mean the First Plaza Group Trust, a trust organized under the laws of the State of New York.

            "Floating Rate Notes" shall mean the Company's Series II Senior Secured Notes due 2005 which were issued by the Company pursuant to the Original Exchange Agreements and were prepaid on the Restatement Closing Date.

            "Franchise Agreements" shall mean the Franchise Agreements pursuant to which the Franchisees have or shall become franchisees of a Guarantor or TAFSI.

            "Franchisee" shall mean each party who has executed, or will execute, a Franchise Agreement with a Guarantor or TAFSI.

            "Funded Debt" as to any Person shall mean all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including without limitation all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Company, all Indebtedness in respect of the Loans and the Swingline Loans under the Credit Agreement.

            "GAAP" shall mean generally accepted accounting principles in the United States.

            "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

            "Guarantee" of or by any Person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

            "Guarantee Agreement" shall have the meaning ascribed in Section
1.5.

            "Guarantors" shall have the meaning ascribed in Section 1.5.

            "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, polychlorinated biphenyls ("PCBs"), asbestos or asbestos-containing material, and any substance, waste or material regulated under Environmental and Safety Laws.

            "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses arising in the ordinary course of business in accordance with customary trade terms), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed by such person, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) all obligations of such person as an account party to reimburse any bank or any other person in respect of letters of credit and bankers' acceptances and (k) all obligations of such person in respect of fuel-supply hedging agreements and arrangements. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture in which such person is a general partner or member, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof pursuant to provisions and terms reasonably satisfactory to the Required Holders.

            "Indemnity and Subrogation Agreement" shall mean the Indemnity, Subrogation and Contribution Agreement, as amended and restated as of the Restatement Closing Date, between the Company, the Guarantors and the Collateral Agent.

            "Institutional Equity Investors" shall mean The Clipper Group, L.P., First Plaza, Credit Suisse First Boston Corporation, Barclays USA, Inc., Olympus Private Placement Fund, L.P., Clipper/Merchant I, L.P., Clipper Capital Associates, L.P., National Partners, L.P., National Partners III, L.P., UBS Capital Corporation, The Travelers Indemnity Company and The Phoenix Insurance Company and their respective Affiliates.

            "Insurance Proceeds" shall have the meaning ascribed in Section 9 of the Guarantee Agreement.

            "Intercreditor Agreement" shall have the meaning ascribed in Section 1.5; and from and after the incurrence of any Refinancing Indebtedness pursuant to Section 7.1(g), the term "Intercreditor Agreement" shall include any intercreditor agreement entered into in connection with the incurrence of such Refinancing Indebtedness.

            "Interest Expense Coverage Ratio" shall mean with respect to the Company and its Subsidiaries on a consolidated basis, for any period, the ratio of (a) EBITDA for such period to (b) Cash Interest Expense for such period.

            "Interest Payment Date" shall mean each June 30 and December 31.

            "Leasehold Mortgage" shall mean any Mortgage that is a leasehold or subleasehold mortgage.

            "Lenders" shall have the meaning ascribed in the Original Credit Agreement or the Credit Agreement, as the context requires. After the incurrence of any Credit Agreement Refinancing Indebtedness, the term "Lender" shall include all original lenders of such refinancing Indebtedness and their successors and assigns.

            "Letters of Credit" shall have the meaning ascribed in the Credit Agreement.

            "Leverage Ratio" shall mean on any date the ratio of (a) Total Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended as of such date.

            "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security (whether collateral or otherwise), hypothecation, encumbrance, easement, restriction, covenant, lease, sublease, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement, or financing lease having substantially the same economic effect as any of the foregoing, relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) zoning or land use restrictions.

            "Loans" shall have the meaning ascribed in the Credit Agreement and shall also include Swingline Loans and Letters of Credit. After the incurrence of any Credit Agreement Refinancing Indebtedness, the term "Loans" shall include all loans outstanding in respect of such refinancing Indebtedness.

            "Lockbox Agreements" shall have the meaning ascribed in Section 1.5.

            "Lockbox Collateral" shall have the meaning ascribed in each of the Lockbox Agreements.

            "Make-Whole Premium" shall mean, in connection with any prepayment of a Note, the amount (but not less than zero) equal to the excess, if any, of

            (a) the sum of the Present Values (as hereinafter defined) of (1) the principal amount of such Note being prepaid (assuming the required prepayments pursuant to Section 5.1 and the principal balance of such Note payable upon maturity are paid when due) and (2) the amount of interest which would have been payable on each Interest Payment Date on the amount of such principal being prepaid (assuming the required prepayments pursuant to Section 5.1 and the principal balance of such Note payable upon maturity and interest payments are paid when due), over

            (b) the principal amount of such Note being prepaid.

            For purposes of this definition, "Present Value" shall be determined in accordance with generally accepted financial practice by discounting on a semiannual basis to the date of such prepayment at a discount rate per annum equal to the sum of the applicable Treasury Yield plus 0.50% (or 1.25% if such prepayment date is after December 9, 1998); and the "Treasury Yield" for such purpose shall be determined as of 10:00 A.M. New York City time on the third Business Day prior to the date of such prepayment by reference to the yields of those actively traded "On The Run" United States Treasury securities having a maturity equal to the then-remaining weighted average life to maturity of such Note as reported by the Telerate Access Service page 7677 (ask side) or the equivalent page provided by Telerate Systems Incorporated (or any other nationally recognized publicly available on-line source of similar market data), provided that if such weighted average life to maturity is not equal to the maturity of an actively traded "On The Run" United States Treasury security, such yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields as so reported of actively traded "On The Run" Treasury securities having a maturity closest to such weighted average life to maturity . For purposes hereof, "On The Run" United States Treasury securities refers to those United States Treasury securities which are most recently auctioned.

            "Management Investors" shall mean the officers, directors or employees of the Company or its Subsidiaries who have purchased or will purchase Common Stock.

            "Margin Stock" shall have the meaning given such term under Regulation U.

            "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, or the material agreements of the Company and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company, any of the Guarantors or TAFSI to perform any of its obligations under any Transaction Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Collateral Agent or the holders of Notes under any Financing Document.

            "Moody's" shall mean Moody's Investors Service, Inc.

            "Mortgage Amendment" shall mean an amendment to an existing mortgage or deed of trust, leasehold mortgage, assignment of leases and rents or other security document previously granted to the Collateral Agent with respect to a Mortgaged Property in connection with the Original Credit Agreement, delivered pursuant to Section 5.02(l) of the Credit Agreement or pursuant to Section 6.10, and which amendment has the effect of causing such mortgage or deed of trust, leasehold mortgage, assignment of leases and rents or other security document, as so amended to be substantially in the form of the Mortgage attached as
Exhibit I to the Credit Agreement (or Exhibit C thereto in the case of any amendment of an assignment of leases and rents).

            "Mortgaged Properties" shall mean the owned real properties and leasehold and subleasehold interests of the Company and TAFSI specified on
Schedule 1.1(a).

            "Mortgages" shall have the meaning ascribed in Section 1.5.

            "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

            "National" shall have the meaning ascribed in Section 1.1.

            "National Ancillary Agreements" shall have the meaning assigned to the term "Ancillary Agreements" in the National Asset Purchase Agreement and shall include the Bill of Sale, the Assignment and Assumption Agreement, the Non-Competition Agreement, the Office Sublease, the Credit Card Agreement, the Trademark License Agreement, the Software License Agreement and the Services Agreement (each as defined in the National Asset Purchase Agreement).

            "National Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated as of November 23, 1992, between National and Union Oil Company of California, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

            "National Network" shall have the meaning ascribed in Section 1.1.

            "National Notes" shall have the meaning ascribed in Section 1.1.

            "National Purchase Agreements" shall have the meaning ascribed in
Section 1.1.

            "Net Cash Proceeds" shall mean, with respect to any Prepayment Event or any issuance of equity of the Company or its Subsidiaries, (a) the gross cash proceeds (including insurance proceeds, condemnation awards and payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Company or any Subsidiary thereof in respect of such Prepayment Event or equity issuance, less (b) the sum of (i) in the case of a Prepayment Event, the amount, if any, of all taxes (other than income taxes) payable by the Company or any Subsidiary thereof in connection with such Prepayment Event and the Company's good-faith best estimate of the amount of all income taxes payable in connection with such Prepayment Event (to the extent that such amount shall have been set aside for the purpose of paying such income taxes), (ii) in the case of a Prepayment Event that is an asset sale or disposition, (A) the amount of any reasonable reserve established in accordance with GAAP against any liabilities associated with the assets sold or disposed of and retained by the Guarantor or any Subsidiary thereof, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of a Prepayment Event occurring on the date of such reduction, and (B) the amount applied to repay any Indebtedness (other than the Term Loans and the Notes) to the extent such Indebtedness is required by its terms to be repaid as a result of such Prepayment Event and (iii) reasonable and customary fees, commissions and expenses and other costs paid by the Company or any Subsidiary thereof in connection with such Prepayment Event or equity issuance (other than those payable to the Company or any Affiliate of the Company (other than customary financial advisory fees payable to The Clipper Group, L.P. or its Affiliates, in connection therewith to the extent that such fees are no greater than the financial advisory fees that a third party could have obtained for the same services after negotiation at arm's length)), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a).

            "Net Income" shall mean, for any period, the aggregate net income (or net deficit) of the Company and its Subsidiaries determined on a consolidated basis for such period, which shall be equal to gross revenues for the Company and its Subsidiaries determined on a consolidated basis during such period less the aggregate for the Company and its Subsidiaries determined on a consolidated basis during such period, without duplication, of (a) cost of goods sold, (b) interest expense, (c) operating expenses, (d) selling, general and administrative expenses, (e) taxes, (f) depreciation, depletion and amortization of properties and (g) any other items that are treated as expense under GAAP, all computed in accordance with GAAP; provided, however, that the term "Net Income" shall exclude, for all purposes other than for the purposes of calculating Consolidated Net Worth, (i) extraordinary gains and losses from the sale of assets other than in the ordinary course of business, (ii) one-time charges taken in connection with the Transactions or in connection with the Additional Permitted Acquisition, if any, and the other Transactions and (iii) any write-up in the value of any asset.

            "Net Working Capital" shall mean, with respect to any Person and its Subsidiaries on a consolidated basis at any date, (a) the sum of inventory, current receivables (including trade receivables and current rent receivables) and prepaid expenses minus (b) the sum of accrued expenses payable and trade payables, as each of such items would appear on a consolidated balance sheet of such person and its Subsidiaries as of the date of determination in accordance with GAAP.

            "Network" shall have the meaning ascribed in Section 1.1.

            "Network Operator" shall mean each independent auto/truckstop operator who will lease or sublease a Truckstop from any Guarantor.

            "New Improvements" shall have the meaning ascribed in Section 6.14.

            "New Mortgaged Properties" shall have the meaning ascribed in
Section 6.14.

            "1997 Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Company dated February 1997.

            "1998 Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Company dated October 1998.

            "Noteholders" shall mean the Noteholder and the other noteholders listed in Schedule I hereto.

            "Note Register" shall have the meaning ascribed in Section 11.

            "Notes" shall have the meaning ascribed in Section 1.3.

            "Obligations" shall mean all obligations defined as "Obligations" in the Guarantee Agreement and the Security Documents.

            "Offering Memorandum" shall mean the Offering Memorandum of the Company dated March 24, 1997, relating to the Subordinated Notes, as amended, supplemented or otherwise modified from time to time.

            "Operators" shall mean independent auto/truckstop operators who lease or sublease their facilities from National.

            "Original Credit Agreement" shall mean the Credit Agreement dated as of March 21, 1997 by and among the Company, the Lenders party thereto and The Chase Manhattan Bank, as agent for said Lenders.

            "Original Exchange Agreement" shall have the meaning ascribed in
Section 1.2.

            "Original Notes" shall have the meaning ascribed in Section 1.1.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

            "Perfection Certificate" shall mean the Perfection Certificate, substantially in the form of Annex 2 to the Security Agreement, prepared by the Company.

            "Permitted Business Acquisition" shall mean any acquisition of assets from, or shares or other equity interests in, any Person (other than the Additional Permitted Acquisition) if (a) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) in the case of any acquisition of shares or other equity interests in any Person, such acquisition is an acquisition of 100% of the shares or other equity interests of such Person and, simultaneously with or immediately following such acquisition, such acquired Person is merged with and into one of the Guarantors and (d) neither the Company nor any of its Subsidiaries shall assume or otherwise become liable for any Indebtedness in connection with such acquisition (except for Indebtedness permitted by Section 7.1).

            "Permitted Developer" shall have the meaning ascribed in Section 10 of the Guarantee Agreement.

            "Permitted Development Entity" shall be a corporation or limited partnership that does not satisfy the criteria to be considered a "Subsidiary" as contemplated in the definition thereof.

            "Permitted Investments" shall mean:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within three months from the date of acquisition thereof;

            (b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within three months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's and from Moody's;

            (c) investments in certificates of deposit, banker's acceptances and time deposits (including eurodollar time deposits) maturing within three months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of The Chase Manhattan Bank or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and which is rated (or the senior debt securities of the holding company of such commercial bank are rated) A or better by Standard & Poor's or A2 or better by Moody's, or carrying an equivalent rating by another nationally recognized rating agency if neither of the two named rating agencies shall rate such commercial bank (or the holding company of such commercial bank);

            (d) investments in commercial paper maturing within three months from the date of acquisition thereof and issued by (i) the holding company of The Chase Manhattan Bank or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any state thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor's or at least P-1 or the equivalent thereof by Moody's, or carrying an equivalent rating by another nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments;

            (e) repurchase agreements having a term of seven days or less with
      (i) any domestic office of The Chase Manhattan Bank or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the

      United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and which is rated (or the senior debt securities of the holding company of such commercial bank are rated) A or better by Standard & Poor's or A2 by Moody's or carrying an equivalent rating by another nationally recognized rating agency if neither of the two named rating agencies shall rate such bank, in each case relating to marketable direct obligations issued or unconditionally guaranteed by the United States but only if the securities collateralizing such repurchase agreements are delivered to or on the order of the Collateral Agent;

            (f) other investment instruments approved in writing by the Required Holders and offered by financial institutions that have a combined capital and surplus and undivided profits of not less than $250,000,000; and

            (g) investments consisting of Rate Protection Agreements.

            "Permitted Joint Venture" shall have the meaning ascribed in Section 7.4(h).

            "Person" or "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

            "Plan" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for employees of the Company or any ERISA Affiliate.

            "Pledge Agreement" shall have the meaning ascribed in Section 1.5.

            "Prepayment Account" shall have the meaning ascribed in the Intercreditor Agreement.

            "Prepayment Event" shall mean (a) any sale, transfer or other disposition of any business units, assets, franchises or other properties of the Company or any Subsidiary thereof (including dispositions in the nature of casualties (to the extent covered by insurance) or condemnations (including any Casualty or Condemnation in respect of a Mortgaged Property as contemplated in Section 9 of the Guarantee Agreement)), (b) any sale and leaseback of any asset or the mortgaging of any real property other than (i) any Sale and Leaseback Transaction permitted by Section 7.3 or (ii) pursuant to a Mortgage (or a modification thereof) by the Company or any Subsidiary thereof, or (c) the issuance or incurrence by the Company or any Subsidiary thereof of any Indebtedness (excluding any Indebtedness permitted under Section 7.1), or the issuance or sale by the Company or any Subsidiary thereof of any debt securities or any obligations convertible into or exchangeable for, or giving any Person any right, option or warrant to acquire from the Company or any Subsidiary thereof any Indebtedness or any such debt securities or any such convertible or exchangeable obligations (excluding any Indebtedness permitted under Section 7.1). Notwithstanding the foregoing, the term "Prepayment Event" shall not include:

            (i) sales, transfers and other dispositions of used or surplus equipment, vehicles and other assets in the ordinary course of business permitted pursuant to Section 7.5(b) not exceeding in the aggregate $1,000,000 in any fiscal year, provided that (A) at any time when such sales, transfers and other dispositions in the ordinary course of business shall exceed $1,000,000 in any fiscal year, the resultant Prepayment Event shall include the entire amount of such sales, transfers and dispositions since the date of such most recent payment, if any, with respect to such fiscal year and not just amounts above such dollar threshold and (B) to the extent that the Company or any of its Subsidiaries shall have reinvested on the date of such Prepayment Event (or certified to the holders of the Notes that it intends to reinvest within 180 days of such Prepayment Event) any of the proceeds of such sales, transfers and dispositions in equipment, vehicles or other assets used in the principal lines of business of the Subsidiaries, the resultant Prepayment Event shall be reduced by the lesser of (I) $1,000,000 and (II) the amount so reinvested or to be reinvested;

            (ii) sales of inventory in the ordinary course of business;

            (iii) sales, transfers and other dispositions of Truckstops and the related assets permitted pursuant to Sections 7.5(d) or 7.5(g) resulting in Net Cash Proceeds in an aggregate amount not exceeding (A) during the period commencing on the Closing Date and ending on December 31, 2000, $70,000,000 and (B) during each period of four consecutive fiscal quarters ending on each December 31 thereafter, $7,500,000, provided that (1) such Net Cash Proceeds are either (x) used to prepay or voluntarily prepay the Notes or the Loans, in accordance with Section 5.2 or 5.3 of this Agreement and Section 2.12 or
      2.13 of the Credit Agreement, on such date as may be elected by the Company or (y) reinvested in other Truckstop properties and related assets, (2) in connection with any such reinvestment, the Company shall
      (x) provide the holders of the Notes and the Collateral Agent with such opinions, documents, certificates, title insurance policies (as required by Section 3.14(a)), surveys and other insurance policies as they may reasonably request and (y) take such other actions as the Required Holders and the Collateral Agent may reasonably deem necessary or appropriate (including actions with respect to the delivery to the Collateral Agent of a first priority Mortgage as required by Section 3.14(a) and assignment with respect to the related real property for the ratable benefit of the Secured Parties) and (3) the Company, pending any such repayment, voluntary prepayment or reinvestment, promptly deposits such Net Cash Proceeds in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties;

            (iv) the receipt of insurance or condemnation proceeds (other than Condemnation Proceeds and Insurance Proceeds in respect of Mortgaged Properties), provided that (A) such proceeds are reinvested in equipment, vehicles or other assets used in the Subsidiaries' principal lines of business within 180 days after the receipt thereof and (B) the Company, pending such reinvestment, promptly deposits such proceeds so received and unreinvested in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties;

            (v) the receipt of Condemnation Proceeds and Insurance Proceeds in respect of Mortgaged Properties to the extent that (A) such Condemnation Proceeds or Insurance Proceeds are used to restore, repair or locate, acquire and replace the related Mortgaged Property in accordance with
      Section 9 of the Guarantee Agreement, (B) such Condemnation Proceeds or Insurance Proceeds, pursuant to Section 9 of the

      Guarantee Agreement, are not otherwise required to be applied as a mandatory prepayment pursuant to Section 2.13(b) of the Credit Agreement and Section 5.3 or (C) to the extent permitted by Section 9 of the Guarantee Agreement, any Condemnation Proceeds or Insurance Proceeds are
      (I) reinvested in equipment, vehicles or other assets used in the Subsidiaries' principal lines of business within 180 days after the receipt thereof and (II) the Company, pending such reinvestment, has deposited such amounts in an escrow account with the Collateral Agent as contemplated in Section 9 of the Guarantee Agreement;

            (vi) except as otherwise specified in Section 10 of the Guarantee Agreement, any sale, transfer and other disposition of any portion of a Mortgaged Property in connection with the development of such property as permitted in, and in accordance with, the provisions of Section 10 of the Guarantee Agreement; and

            (vii) in respect of any Mortgaged Property, sales, transfers and other dispositions of any portion of the Land (as defined in the related Mortgage) that has no significant improvements on it that are permitted pursuant to Section 7.5(f) in an aggregate amount not exceeding $2,000,000 in any fiscal year or $8,000,000 since the Closing Date, provided that (A) the proceeds of each such sale are reinvested in equipment, vehicles or other assets used in the Subsidiaries' principal lines of business within 180 days of the date of such sale and (B) the Company, pending such reinvestment, promptly deposits such proceeds so received and unreinvested in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties.

            "Pro Forma Balance Sheet" shall have the meaning ascribed in
Section 4.5(a).

            "Pro Rata Share" shall mean, in relation to any amount, (a) with respect to all the Lenders as a group, a share of such amount determined by multiplying such amount by a fraction, the numerator of which shall be the sum of the aggregate principal amount of Revolving Credit Loans (as defined in the Credit Agreement), Swingline Loans and Term Loans outstanding at the time plus the aggregate face amount of all Letters of Credit outstanding at the time under the Credit Agreement plus the aggregate unused amount of Revolving Credit Commitments (as defined in the Credit Agreement) in effect at the time (the sum of the foregoing amounts being referred to as the "Lenders' Amount"), and the denominator of which shall be the sum of the Lenders' Amount and the aggregate unpaid principal amount of the Notes at the time outstanding (the sum of the foregoing amounts being referred to as the "Denominator Amount"), and (b) with respect to the holders of the Notes, a share of such amount determined by multiplying such amount by a fraction, the numerator of which shall be the aggregate unpaid principal amount of Notes, at the time outstanding, and the denominator of which shall be the Denominator Amount. In making a determination of the Pro Rata Share with respect to a Prepayment Event as of any date in a fiscal year prior to prepayment pursuant to Section 2.12(d) of the Credit Agreement in respect of Excess Cash Flow for the prior fiscal year, the Lenders' Amount shall be determined on a pro forma basis after giving effect to such prepayment in respect of Excess Cash Flow. After the incurrence of Refinancing Indebtedness, the Pro Rata Share shall be determined, mutatis mutandis, with respect to the analogous provisions of the Refinancing Indebtedness.

            "Purchase Agreements" shall have the meaning ascribed in Section
1.1.

            "Rate Protection Agreements" shall have the meaning ascribed in the Credit Agreement.

            "Recapitalization" shall have the meaning ascribed in Section 1.2.

            "Refinancing Indebtedness" shall mean the Credit Agreement Refinancing Indebtedness.

            "Release" shall mean any discharge, emission, release, or threat thereof, including a "Release" as defined in CERCLA at 42 U.S.C. ss. 9601(22), and the term "Released" has a meaning correlative thereto.

            "Reportable Event" shall mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the
Code).

            "Required Holders" shall mean, at any time, the holder or holders of at least 51% of the aggregate unpaid principal amount of the Notes then outstanding.

            "Resellers" shall mean independent auto/truckstop operators who own their facilities and who are part of the National Network.

            "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

            "Restatement Closing Date" shall mean the "Effective Date" as defined in the Supplemental Agreement as the date the Supplemental Agreement becomes effective in accordance with the terms and provisions contained therein.

            "Revolving Credit Facility" shall have the meaning ascribed in the Credit Agreement.

            "Sale and Leaseback Transaction" shall have the meaning ascribed in
Section 7.3.

            "Secured Parties" shall have the meaning ascribed in the Security Agreement.

            "Security Agreement" shall have the meaning ascribed in Section 1.5.

            "Security Documents" shall mean the Mortgages (including any Assignment of Leases and Rents, any Leasehold Mortgage and the Mortgage Amendment covering the Mortgaged Properties), the Security Agreement, the Pledge Agreement, the Collateral Assignment, the Collateral Account Agreement, the Lockbox Agreements, the Trademark Security Agreement, the Airplane Mortgage, and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 6.10.

            "Senior Convertible Participating Preferred Stock" shall mean the Series I Senior Preferred Stock and the Series II Senior Preferred Stock.

            "Senior Funded Debt" means all Funded Debt of the Guarantor and its Subsidiaries other than the Subordinated Notes (or the Subordinated Note Refinancing Indebtedness).

            "Series I Preferred Stock", "Series I Senior Preferred Stock", "Series II Preferred Stock" and "Series II Senior Preferred Stock" shall have the meaning ascribed in Section 4.19(a).

            "Standard & Poor's" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

            "Stockholders Agreement" shall mean the Stockholders Agreement dated as of April 14, 1993, as amended as of March 6, 1997, among certain Institutional Equity Investors, certain Resellers, certain Operators and the Company and as the same may be further amended, modified or supplemented in accordance with the provisions of this Agreement.

            "Subordinated Note Documents" shall mean the Subordinated Note Guarantees, the Subordinated Note Indenture and the Subordinated Notes.

            "Subordinated Note Guarantees" shall mean, collectively, the Guarantees of the Guarantors guaranteeing repayment of the Subordinated Notes.

            "Subordinated Note Indenture" shall mean the Subordinated Note Indenture, dated as of March 24, 1997, among the Company, the Guarantors and Fleet National Bank, as trustee, as amended from time to time in accordance with the terms hereof and thereof.

            "Subordinated Note Refinancing Indebtedness" shall mean any Indebtedness incurred by the Company as contemplated in Section 7.1(h).

            "Subordinated Notes" shall have the meaning ascribed in Section 1.2.

            "Subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) that is, at the time any determination is made, otherwise Controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless the context otherwise requires, references to "Subsidiaries" shall mean Subsidiaries of the Company.

            "Supplemental Agreement" shall mean the Supplemental Agreement dated as of November 24, 1998, supplementing and amending the Original Exchange Agreement.

            "Swingline Loans" shall have the meaning ascribed in the Credit Agreement.

            "TA" shall have the meaning ascribed in Section 1.1.

            "TA Ancillary Agreements" shall have the meaning ascribed to the term "Ancillary Agreements" in the TA Asset Purchase Agreement and shall include the Non-Competition Agreement, the Credit Card Agreement, the Services Agreement, the Office Sub-Lease, the Assignment and Assumption Agreement, the TAFSI Assumption Agreement, the Jobber Agreement, the Supplemental Agreement, the Trademark Assignment and the Software License Agreement (each as defined in the TA Asset Purchase Agreement).

            "TA Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated as of July 22, 1993, as amended by Amendment No. 1 thereto dated as of December 9, 1993, among TA, BP Exploration & Oil, Inc. and Truckstops Corporation of America, as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

            "TA Holdings" shall have the meaning ascribed in Section 1.1.

            "TA Network" shall have the meaning ascribed in Section 1.1.

            "TA Notes" shall have the meaning ascribed in Section 1.1.

            "TA Purchase Agreements" shall have the meaning ascribed in Section 1.1.

            "TA Stockholders Agreement" shall mean the Stockholders Agreement dated as of December 10, 1993 among the Company and the stockholders parties thereto to be amended in accordance with the Company's Consent Solicitation dated February 13, 1997, as the same may be amended, modified or supplemented in accordance with the provisions of this Agreement.

            "TA Subordinated Notes" shall mean all of TA's outstanding Series A and Series B Senior Subordinated Notes due 2003.

            "TA Travel" shall mean TA Travel, L.L.C., a Delaware limited liability company that is a direct wholly owned Subsidiary of TA and a Guarantor.

            "TAFSI" shall have the meaning ascribed in Section 1.2.

            "Term Facility" shall have the meaning ascribed in the Credit Agreement.

            "Term Lender" shall have the meaning ascribed in the Credit
Agreement.

            "Term Loan Maturity Date" shall mean March 27, 2005.

            "Term Loans" shall mean the Term Loans as defined in the Credit Agreement.

            "Total Debt" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis at any time, all Capital Lease Obligations, Indebtedness for borrowed money, Indebtedness in respect of deferred purchase price of property or services of the Company and its Subsidiaries and all preferred stock at such time mandatorily redeemable on or prior to the first anniversary of the Term Loan Maturity Date less the amount of cash and cash equivalents set forth on the Company's consolidated balance sheet at such time (including all amounts on deposit in the Collateral Account at such time) in excess of $2,500,000.

            "Trademark Security Agreement" shall have the meaning ascribed in
Section 1.5.

            "Transaction Documents" shall mean the Credit Agreement Documents, the Financing Documents and the Subordinated Note Documents.

            "Transactions" shall mean after the Restatement Closing Date, (a) the transactions described in Section 4.2 of the Original Exchange Agreement and
(b) the Additional Transactions.

            "Transition Capital Expenditures" shall mean, for any period, all capital expenditures (other than the Burns Acquisition and the Additional Permitted Acquisition, if any) made by the Company and its subsidiaries during such period to the extent that such capital expenditures (a) are in an amount in excess of the Capital Expenditures permitted to be made during such period under
Section 7.13(a) of this Agreement and (b) are capital expenditures substantially similar to those described in Section 10 of the 1997 Confidential Information Memorandum or Section 11 of the 1998 Confidential Information Memorandum.

            "Truckstop" shall mean, as of any date, each full service truckstop facility that is part of the Network and that is owned by the Company or a Subsidiary or leased by the Company or a Subsidiary as lessee or sublessee.

            "Voting Trust" shall mean the Voting Trust established pursuant to the terms of the Voting Trust Agreement.

            "Voting Trust Agreement" shall mean the Voting Trust Agreement dated as of April 14, 1993, as amended as of March 6, 1997, among the Company, certain Resellers, certain Operators and United States Trust Company of New York, as trustee, as the same may be amended, modified or supplemented in accordance with the provisions of this Agreement.

            "Voting Trust Certificates" shall mean the Voting Trust Certificates issued pursuant to the terms of the Voting Trust Agreement.

            "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

9.2.        Terms Generally.

            The definitions in Section 9.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Sections, Exhibits and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time.

                                    * * * * *

[10.1       Events of Default; Acceleration of Maturity....]

            If any of the following events ("Events of Default") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise), that is to say:

            (a) any representation or warranty made or deemed made in this Agreement or any Transaction Document or any amendment or modification thereof or waiver thereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to this Agreement or any Transaction Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

            (b) default shall be made in the payment of all or any part of the principal of, or premium (if any) on, any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

            (c) default shall be made in the payment of any interest on any Note, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

            (d) default shall be made in the due observance or performance by the Company, of any covenant, condition or agreement contained in Section 5.3, 5.4, 6.1, 6.5, 6.11, 6.12, 6.13, 6.14, 7.1 or 7.3 to 7.17, inclusive, or Section 8 or in Section 9 or 10 of the Guarantee Agreement;


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

            (e) default shall be made in the due observance or performance by the Company, any Guarantor or TAFSI of any covenant, condition or agreement contained in any Financing Document (other than those defaults specified in subsection (b), (c) or (d) above) and such default shall continue unremedied for a period of the earlier of (i) 30 days after an executive officer of the Company, such Guarantor or TAFSI first becomes aware or should have become aware thereof and (ii) 15 days after notice thereof from any holder of any Note to the Company, such Guarantor or TAFSI, as applicable;

            (f) the Company or any of its Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $2,000,000, when and as the same shall become due and payable (after giving effect to any applicable grace period) or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (after giving effect to any applicable grace period) if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

            (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Subsidiaries, or of a substantial part of the property or assets of the Company or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries, or for a substantial part of the property or assets of the Company or any of its Subsidiaries, or (iii) the winding-up or liquidation of the Company or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;


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

            (h) the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner (but within 30 days in any event), any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of the its Subsidiaries, or for a substantial part of the property or assets of the Company or any of its Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
      (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

            (i) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by insurance) shall be rendered against the Company, any Guarantor or TAFSI or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company, any Guarantor or TAFSI to enforce any such judgment;

            (j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Company, any Guarantor, TAFSI or any ERISA Affiliate to the PBGC or to a Plan in an aggregate amount exceeding $2,000,000 and, within 30 days after the reporting of any such Reportable Event to the holders of the Notes or after the delivery of the statement required pursuant to Section 6.6(b)(iii), the Required Holders shall have notified the Company in writing that (i) the Required Holders have reasonably determined that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (a) for the termination of such Plan or Plans by the PBGC, (b) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (c) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

            (k) (i) the Company, any Guarantor, TAFSI or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Company, such Guarantor, TAFSI or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), either (a) is $2,000,000 or more and the Required Holders have reasonably determined that the Company, such Guarantor, TAFSI or such ERISA Affiliate will not be able to make the payments required in connection with such Withdrawal Liability or (B) is less than $2,000,000 and any payment due as a result of such liability remains unpaid 30 days after such payment is due;

            (l) the Company, any Guarantor, TAFSI or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Company, each Guarantor, TAFSI and each ERISA Affiliate to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $2,000,000 and the Required Holders have reasonably determined that the Company, such Guarantor, TAFSI or such ERISA Affiliate will not be able to make the payments required in connection with such contribution; (m) any material security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Company, any Guarantor or TAFSI not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement (except to the extent that such loss is covered by a lender's title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy);

            (n) any Financing Document shall not be for any reason or shall be asserted by the Company, any Guarantor or TAFSI, not to be in full force and effect and enforceable in all material respects in accordance with its terms;

            (o) the Obligations and the guarantees thereof pursuant to the Guarantee Agreement shall cease to constitute, or shall be asserted by the Company or any Guarantor not to constitute, senior indebtedness under the subordination provisions of the Subordinated Notes, the Subordinated Guarantees and the Subordinated Note Indenture (or the provisions of the Subordinated Note Refinancing Indebtedness) or such subordination provisions shall be invalidated or otherwise cease to be a legal, valid and binding obligation of the parties thereto, enforceable in accordance with their terms; or

            (p) any material provision of the Guarantee Agreement or any other Financing Document shall cease to be in full force and effect and enforceable in accordance with its terms for any reason whatsoever or any Guarantor or TAFSI shall contest or deny in writing the validity or enforceability of any of its obligations under the Guarantee Agreement or any other Financing Document, as applicable, or the Notes shall cease to be entitled to the benefits of any

      Security Document, this Agreement, or the Intercreditor Agreement for any reason whatsoever;

then (i) upon the occurrence of an Event of Default with respect to the Company or any of its Subsidiaries described in subsection (g) or (h) above, the unpaid principal amount of all Notes, together with the interest accrued thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company or (ii) upon the occurrence and continuance of any other Event of Default, the Required Holders may, by written notice to the Company, declare the unpaid principal amount of all Notes to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and, to the extent permitted by law, an amount equal to the Additional Amount (as hereinafter defined) in respect of each such Note, provided that during the existence of an Event of Default described in subsection (b) or (c) above with respect to any Note, the holder of such Note may, by written notice to the Company, declare such Note to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and, to the extent permitted by law, an amount equal to the Additional Amount. If any holder of any Note shall exercise the option specified in the proviso to the preceding sentence, the Company will forthwith give written notice thereof to the holders of all other outstanding Notes and each such holder may (whether or not such notice is given or received), by written notice to the Company, declare the unpaid principal amount of all Notes held by it to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and, to the extent permitted by law, an amount equal to the Additional Amount. If all Notes are accelerated as specified above, the Company will forthwith give written notice thereof to any holder of an outstanding Note which has not given written notice to the Company with respect to such acceleration.

            Notwithstanding the foregoing, in the event that a non-payment default under subsection (a), (d) or (e) above is solely the result of any Network Operator's failure to perform its obligations to any Guarantor pursuant to any operating lease with such Guarantor permitted by Section 7.8, then, so long as (i) there shall not be a similar failure by more than two other Network Operators and (ii) such Guarantor has rights against such Network Operator with respect to such default and has commenced enforcement of its rights against such Network Operator (including compelling such Network Operator to cure such default, exercising such Guarantor's self-help remedies as landlord under such operating lease or terminating such operating lease and taking possession of the premises within the time for cure as provided herein) and the Required Holders, in their reasonable judgment, are satisfied that such Guarantor is diligently and with best efforts prosecuting such enforcement until cure of such default, no Event of Default shall be deemed to have occurred hereunder with respect thereto.

            For purposes of this Section, the term "Additional Amount" means an amount equal to the Make-Whole Premium that would be payable with respect to such Note if the Company had elected to prepay such Note in full pursuant to
Section 5.2 on the date of acceleration.

            The provisions of this Section are subject, however, to the condition that if, at any time after all Notes have been declared due and payable as aforesaid by the Required Holders, the Company shall pay all arrears of interest on the Notes and all payments on account of the principal of and premium (if any) on the Notes which shall have become due otherwise than by acceleration (with interest on such principal, premium (if any) and, to the extent permitted by law, on overdue payments of interest, at the rate specified in the Notes with respect to overdue payments) and all Events of Default (other than nonpayment of principal of and accrued interest on Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to
Section 13, then the holders of at least 75% of the aggregate unpaid principal amount of the Notes at the time outstanding may, by written notice to the Company, rescind and annul any such acceleration and its consequences; but no such action shall affect any subsequent Default or Event of Default or impair any right consequent thereon.

                                    * * * * *

13.         AMENDMENT AND WAIVER.

            (a) Any provision of this Agreement or the Notes may, with the consent of the Company, be amended or waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Required Holders (subject to the provisions of the Intercreditor Agreement) provided, however, that

            (i) no such amendment or waiver shall

                  (A) change the rate or the time of payment of interest on any of the Notes, change the maturity of any of the Notes or affect the premium payable on any prepayment of a Note, modify any of the other provisions of this Agreement with respect to the payment or prepayment or purchase of any Note, modify this Section 13 or
            Section 14, reduce the percentage of the principal amount of the Notes the holders of which are required to approve any such amendment or effectuate any such amendment or effectuate any such waiver, or change the percentage of the principal of the Notes the holders of which are required to accelerate the maturity of the Notes or rescind any such acceleration, without the consent of the holders of all the Notes then outstanding, or

                  (B) modify the definition of "Make-Whole Premium" without the consent of the holder of each Note affected thereby, and

            (ii) no such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.

                                    * * * * *

16.6        Notices.

            All communications and notices provided for hereunder or under the Notes shall be in writing and delivered, or sent by a nationally recognized overnight courier for delivery on the following Business Day or by telex or telecopy (with such telex or telecopy to be confirmed promptly in writing sent by overnight courier as aforesaid) (A) if to the Noteholder, at its address as set forth in Schedule I hereto, or (B) if to the Company, TAFSI or any Guarantor, at 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5634, Attention of Edwin P. Kuhn, President and CEO (Telecopy No. (440) 808-3301); with a copy to The Clipper Group, L.P., 650 Madison Avenue, 9th Floor, New York, New York 10022, Attention of Rowan G.P. Taylor (Telecopy No. (212) 940-6055); with a copy to Paul, Weiss, Rifkind,


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Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019,
Attention of Valerie E. Radwaner, Esq. (Telecopy No. (212) 757-3990), or (C) if to any other holder of a Note, at the address of such holder as it appears on the Note Register. Any address may be changed from time to time and shall be the most recent address furnished in writing (1) if by the Noteholder or any other holder of a Note, to the Company, or (2) if by the Company to the Noteholder and to each other holder of a Note.

                                                                        Annex II
                                                     (to Supplemental Agreement)

         [Amended Schedules 1.01(c), 4.07(b) through 4.23(b), inclusive]

                                    * * * * *

                                                                       Annex III
                                                     (to Supplemental Agreement)

    [Amended Schedules 1.1(a), 5.2(b), 6.14, 7.1 through 7.11(a), inclusive]

                                    * * * * *

                                                                        Annex IV
                                                     (to Supplemental Agreement)

                               [Amended Exhibits]

                                    * * * * *

                                                                         Annex V
                                                     (to Supplemental Agreement)

                              [Opinions of Counsel]